UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant	[	X	]
Filed by a Party other than the Registrant	[		]

Check the appropriate box:

[		]	Preliminary Proxy Statement
[		]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	X	]	Definitive Proxy Statement
[		]	Definitive Additional Materials
[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[	X	]	No fee required.
[		]	Fee paid previously with preliminary materials.
[		]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 14, 2024

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2024 annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, June 25, 2024 at the Shoe Carnival, Inc. Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina. The Annual Meeting will begin at 9:00 a.m., Eastern Daylight Time (EDT).

You will find information regarding the business to be conducted at the Annual Meeting in the Notice of Annual Meeting of Shareholders and Proxy Statement, including information you should consider when you vote your shares. As allowed by the rules of the Securities and Exchange Commission, we are furnishing this Proxy Statement, our 2023 Annual Report to Shareholders and our other proxy materials to our shareholders primarily via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

At the Annual Meeting, in addition to the matters described in the Notice of Annual Meeting of Shareholders and the Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board of Directors and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, representation of our shares is important. We encourage you to vote your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form as soon as possible to ensure your shares are voted regardless of whether you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark J. Worden

President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 25, 2024

The annual meeting of shareholders of Shoe Carnival, Inc. (the “Company,” “we,” “us” and “our”) will be held at our Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina, on Tuesday, June 25, 2024, at 9:00 a.m., EDT, for the following purposes:

(1) To elect two directors to serve until the 2027 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2) To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers;

(3) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for Fiscal 2024; and

(4) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

All shareholders of record at the close of business on April 24, 2024 will be eligible to vote.

As allowed by the rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet. Accordingly, on or about May 14, 2024, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2023 annual report to shareholders to our other shareholders.

Whether or not you plan to attend the meeting, your vote is important, and we urge you to vote promptly as described below and in the accompanying materials.

You may vote your shares online via the Internet, or	You may vote your shares by telephone, or

You may vote your shares in person at the annual meeting, or	If you received a copy of the proxy materials by mail, you may vote by returning your proxy card in the self-addressed envelope provided.

If a bank, broker or nominee holds your shares, please review the voting options provided by them on your voting instruction form and act accordingly. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 25, 2024

The notice of annual meeting of shareholders, proxy statement, form of proxy card and 2023 annual report to shareholders are available at www.envisionreports.com/SCVL.

By Order of the Board of Directors,

Patrick C. Edwards, Secretary May 14, 2024

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Shareholders

June 25, 2024

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at our annual meeting of shareholders (the “annual meeting”) and at any adjournment or postponement thereof. We are holding this annual meeting at 9:00 a.m., EDT, on Tuesday, June 25, 2024, at our Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina. Directions to the annual meeting can be obtained by calling 812-867-4034.

As allowed by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to our shareholders primarily via the Internet. This electronic process diminishes the impact on the environment and reduces our printing and mailing costs. Accordingly, on or about May 14, 2024, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2023 annual report to shareholders to our other shareholders. If you received an E-Proxy Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the E-Proxy Notice.

What proposals will be voted on at the annual meeting?

There are three proposals scheduled to be voted on at the annual meeting:

•
To elect two directors to serve until the 2027 annual meeting of shareholders and until their successors are elected and have qualified;
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To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below and under “Executive Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement; and
•
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2024.

In addition, any other business that may properly come before the annual meeting will be considered and a vote will be taken. The Board currently knows of no additional business that is to be brought before the annual meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•
FOR the election of Charles B. Tomm and Mark J. Worden as directors (Proposal 1);
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FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2); and
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FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2024 (Proposal 3).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 24, 2024, the record date for the meeting. As of April 24, 2024, there were 27,158,322 shares of our common stock outstanding and entitled to vote at the annual meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for determining a quorum.

A proxy might indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors and the proposal relating to executive compensation fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1 and 2, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the director, which for this proposal means that the number of shares voted “FOR” the director’s election must exceed the number of shares voted “AGAINST” the director’s election. Shareholders will not be allowed to cumulate their votes in the election of the directors. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposal 2 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposal 3 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Abstentions will not affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by using any of the following methods:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the proxy card if you receive printed copies of the proxy materials by mail.
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By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card and following the recorded instructions.
•
By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and mailing it back in the postage-paid envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.
•
In Person at the Annual Meeting. If you attend the annual meeting, you may vote your shares in person. If you choose to vote in person at the annual meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance by proxy via the Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend the annual meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you may vote your shares by using any of the following methods:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the voting instruction form if you receive printed copies of the proxy materials by mail.
•
By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.
•
By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and mailing it back in the envelope provided.
•
In Person at the Annual Meeting. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares. Please contact that organization for instructions regarding obtaining a legal proxy. Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

What if I return my proxy but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified. If you are a shareholder of record and you submit your proxy via the Internet, by telephone or by signing and returning your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of each of the nominees listed under Proposal 1 and “FOR” Proposals 2 and 3. If any other matters properly come before the meeting, the persons indicated as proxies will vote that proxy based on their judgment on such matters. If your shares are held in “street name” and you do not provide your broker, bank or other nominee with specific voting instructions, your broker, bank or other nominee may vote on Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2024. However, your broker, bank or other nominee cannot vote your shares without specific instructions on Proposals 1 and 2. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on Proposals 1 and 2, your broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

May I revoke my proxy?

If you have submitted your proxy via the Internet, by telephone or by mail, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, delivering a subsequently dated proxy via the Internet, by phone or by mail or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

Are there any defined terms used in this proxy statement?

The below sets forth the definitions for certain defined terms used in this proxy statement:

•
Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Referred to herein, “Fiscal 2023” is the fiscal year ended February 3, 2024; “Fiscal 2022” is the fiscal year ended January 28, 2023; “Fiscal 2021” is the fiscal year ended January 29, 2022; “Fiscal 2020” is the fiscal year ended January 30, 2021; and “Fiscal 2019” is the fiscal year ended February 1, 2020. Fiscal 2022, Fiscal 2021, Fiscal 2020 and Fiscal 2019 all consisted of 52 weeks. Fiscal 2023 consisted of 53 weeks. “Fiscal 2024” is our current fiscal year ending February 1, 2025 and will consist of 52 weeks.
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Our Executive Incentive Compensation Plan is referred to as the “EICP.”
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The Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan is referred to as the “2017 Equity Plan.”
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Our Code of Business Conduct and Ethics is referred to as our “Code of Ethics.”
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Our Board of Directors is referred to as the “Board.” The committees of our Board are referred to as follows: the Nominating and Corporate Governance Committee is referred to as the “Nominating Committee”; the Compensation Committee is referred to as the “Compensation Committee, except in the Compensation Discussion and Analysis where it is referred to as the “Committee”; and the Audit Committee is referred to as the “Audit Committee.”
•
Our “Executives” are our President and Chief Executive Officer, our Senior Vice President – Chief Financial Officer, Treasurer and Secretary, and our other named executive officers included in the Summary Compensation Table on page 33 of this proxy statement. At the end of Fiscal 2023, our Executives included Mark J. Worden, Patrick C. Edwards, Carl N. Scibetta, Marc A. Chilton, and Clifton E. Sifford.
•
Our performance-based stock units and service-based restricted stock units granted to the Executives and others are referred to as “PSUs” and “RSUs”, respectively.
•
In our Pay Versus Performance disclosure beginning on page 43, the Summary Compensation Table is referred to as the “SCT,” the compensation actually paid, calculated in accordance with the SEC’s guidelines, is referred to as “CAP,” total shareholder return is referred to as “TSR” and our principal executive officer is referred to as our “PEO.”
•
The Securities Exchange Act of 1934, as amended, is referred to as the “Exchange Act.”
•
The Nasdaq Stock Market LLC is referred to as “Nasdaq.”
•
The Public Company Accounting Oversight Board is referred to as the “PCAOB.”
•
The United States Securities and Exchange Commission is referred to as the “SEC.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At the annual meeting, our shareholders will be asked to elect two directors. Charles B. Tomm and Mark J. Worden have been nominated by the Board, upon the recommendation of the Nominating Committee, for election as directors for a term to expire at the 2027 annual meeting of shareholders and until their successors are elected and have qualified. Mr. Tomm has served as a director since 2017 and is our Lead Independent Director, Chairman of our Audit Committee and a member of our Compensation Committee. Mr. Tomm is also our audit committee financial expert. Mr. Worden has served as a director since 2021 and is our President and CEO.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted “for” the director’s election must exceed the number of shares voted “against” the director’s election. This majority vote standard is in effect because this is an uncontested election (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the director would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board. The Nominating Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating Committee, would determine the appropriate responsive action with respect to the tendered resignation. The director who tenders his or her resignation may not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.” The nominees for election as directors at the annual meeting are currently serving on the Board.

The Nominating Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. The Nominating Committee's general view is to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board. However, as the Board and Nominating Committee continue to assess the long-term succession planning of the Board and the diversity of its collective skill set, incumbent directors may not be re-nominated in future years and the size of the Board is subject to change.

Over the last four years, three total board members have transitioned from our Board, creating space for new directors who have enhanced our diversity and collective skill set. Our Board succession planning continues. Consistent with our objective to enhance the diversity of our Board, the Board has prioritized the identification of diverse director candidates and is actively evaluating diverse candidates. Our Board will appoint an ethnically diverse director to the Board as soon as reasonably practicable but no later than by our 2025 annual meeting of shareholders.

Set forth below are the current nominees for director as well as our other continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominees and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR

Charles B. Tomm

Mr. Tomm has served as the Managing Partner and Chief Executive Officer of Pablo River Partners, an investor in the retail automotive industry, since January 2017. He is also a director of Margo Caribe Inc., a company involved in garden products. Previously, he was President and Chief Executive Officer of Brumos Automotive (Mercedes-Benz, Porsche and Lexus dealerships) from January 2009 until its sale in April 2016. He started in the retail automotive business with Coggin Automotive Group in April 1994 as Vice President, Chief Financial Officer and General Counsel and was named company President in 1997. After a 1998 merger with Asbury Automotive Group Inc. (“Asbury”) and a subsequent merger with Courtesy Automotive in 2003, Mr. Tomm became President and Chief Executive Officer of the Asbury subsidiary Coggin/Courtesy Auto Group, with 27 dealerships and $1.7 billion in revenue. He served as a director of Asbury from 2000 to 2002 and 2005 to 2007. Prior to entering the retail automotive industry, he was Executive Vice President & COO of PIE Nationwide Inc. (trucking), an investment banker, Deputy General Counsel of Schlumberger Ltd. (oilfield services), Vice President & General Counsel of Arkansas Best Corporation, now ArcBest Corporation (trucking), an adjunct professor of law at the University of Arkansas and in the private practice of law with Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP) in New York City. He served from 1968 to 1972 as a diver and officer on the U.S. Navy's only troop carrying submarine and earned the Navy Achievement, Vietnam Service, Vietnam Campaign and National Defense Medals. He is an emeritus trustee of Washington & Lee University and of Mayo Clinic. Formerly, he was a trustee of The Bolles School (“Bolles”), a trustee and board chair of Jacksonville University, a trustee of HabiJax (Habitat for Humanity in Jacksonville), a commissioner and board chair of the Jacksonville Housing Authority, a chair of the Jacksonville Sports Council, and a lacrosse coach at Bolles. He also served as a director of Florida Bank Group, Inc. from September 2007 until its merger with IBERIABANK Corporation in 2015.

Mr. Tomm’s areas of relevant experience include strategic planning, corporate governance and leadership, corporate finance, capital markets, financial reporting, risk management and mergers and acquisitions.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2027
Director since: 2017
Age: 78

Mark J. Worden

Mr. Worden has served as our President and Chief Executive Officer since October 2021 and prior to that appointment served as our President and Chief Customer Officer since September 2019. From September 2018 to September 2019, Mr. Worden served as our Executive Vice President – Chief Strategy and Marketing Officer. Prior to joining us, Mr. Worden led the Northern European region for S. C. Johnson & Son, Inc. (“SC Johnson”), a manufacturer of household cleaning supplies and products, and was responsible for revenue and share growth objectives across six countries from May 2014 to July 2018. Prior to that, Mr. Worden served as Assistant to the Chairman and Chief Executive Officer of SC Johnson from May 2012 to May 2014 and as a Senior Marketing Director from 2009 to 2012. Mr. Worden also served as a Senior Brand Manager at Kimberly-Clark Corporation and held multiple marketing roles across its flagship brands during his tenure there from 2003 through 2009.

Mr. Worden’s areas of relevant experience include strategic planning, corporate governance and leadership, marketing and customer engagement, and mergers and acquisitions.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2027
Director since: 2021
Age: 50

The Board recommends a vote FOR each of the director nominees listed above.

DIRECTORS CONTINUING IN OFFICE

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Drinker Biddle & Reath LLP) in December 2011. As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations. Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director with term expiring at the annual meeting of shareholders in 2025
Director since: 2012
Age: 79

Andrea R. Guthrie

Ms. Guthrie has served as the Chief Strategy Officer at Kiln Holdings, Inc., a provider of flexible office and lifestyle spaces in the western United States, since October 2021. From 2015 to July 2023, she also led Gyde Travel, LLC, an online travel technology business, which she co-founded in 2015. From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, e-commerce, consumer insights and market research, loyalty/CRM, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2025
Director since: 2015
Age: 52

Clifton E. Sifford

Mr. Sifford has served as our Vice Chairman of the Board since October 2021. He served as our Vice Chairman of the Board and Chief Executive Officer from September 2019 to September 2021. Mr. Sifford also served as our President and Chief Executive Officer from October 2012 to September 2019. Mr. Sifford served as our Chief Merchandising Officer from October 2012 to March 2016. From June 2001 to October 2012, Mr. Sifford served as our Executive Vice President – General Merchandise Manager and from April 1997 to June 2001, Mr. Sifford served as our Senior Vice President – General Merchandise Manager.

Mr. Sifford, as our Vice Chairman and a former long-standing member of our senior management team, brings to the Board an in-depth knowledge of our Company and the retail industry. Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director with term expiring at the annual meeting of shareholders in 2025
Director since: 2012
Age: 70

Diane E. Randolph

Ms. Randolph was appointed to our Board effective September 16, 2021. From 2014 to 2020, Ms. Randolph served as the Chief Information Officer of U.S. beauty retailer, Ulta Beauty, Inc. (“Ulta”). Prior to Ulta, Ms. Randolph served as the Chief Information Officer of Reitmans (Canada) Limited, a Canadian specialty apparel retailer, from 2008 to 2014. In August 2023, Ms. Randolph was appointed to the Board of Directors of Dollar Tree, Inc., a Fortune 200 retailer, and serves on its Audit Committee and Finance Committee. In February 2022, Ms. Randolph was appointed to the Board of Directors of Flexe, Inc., a venture-backed company that delivers technology-powered, omnichannel logistics programs. Ms. Randolph served on the Board of Directors of Core-Mark Holding Company, Inc., a leader in fresh food distribution to convenience stores, from January 2020 until Core-Mark was acquired and also served on its Nominating and Corporate Governance Committee. Ms. Randolph has also served on the Executive Committee of the National Retail Foundation CIO Council and on the Advisory Council of Chicago CIOs.

Mr. Randolph’s areas of relevant experience include retail sector information technology, cybersecurity, risk management, supply chain, and human resources.

Term: Director with term expiring at the annual meeting of shareholders in 2026
Director since: 2021
Age: 69

J. Wayne Weaver

Mr. Weaver has served as Chairman of our Board since March 1988. From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. From 1978 until February 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director with term expiring at the annual meeting of shareholders in 2026
Director since: 1988
Age: 89

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

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To oversee management performance on behalf of our shareholders;

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To ensure that the long-term interests of our shareholders are being served; and

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To monitor adherence to and the effectiveness of our internal standards and policies.

Annual Meeting of Shareholders and Board Meetings

Our directors are expected to attend the annual meeting of shareholders each year, and each of our directors attended our 2023 annual meeting of shareholders. During Fiscal 2023, the Board held seven meetings. Each of our directors standing for re-election and each of our directors continuing in office attended at least 75% of the aggregate of the Board meetings and the meetings of the respective committees on which he or she served.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the Chief Executive Officer to better focus on running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing rules of Nasdaq, and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Mr. Aschleman, Ms. Guthrie, Ms. Randolph, and Mr. Tomm. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).

To facilitate communication between our management and our non-employee directors, Mr. Tomm has been designated as the Lead Independent Director and presides at executive sessions of the non-employee directors. Following an executive session, the Lead Independent Director discusses any issues or requested actions to be taken with the Chief Executive Officer. The Lead Independent Director is also responsible for disseminating information to the rest of the Board in a timely manner, for scheduling and preparing agendas for meetings of our non-employee directors and, together with our Chairman of the Board, our Vice Chairman of the Board, and our President and Chief Executive Officer, for scheduling and preparing agendas for meetings of our Board.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at investors.shoecarnival.com/governance/governance-documents.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our financial statements and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See “Board and Committee Role in Risk Oversight and ESG Initiatives” for additional information. The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of three non-employee directors: Mr. Tomm (Chair), Mr. Aschleman, and Ms. Guthrie. The Board and the Audit Committee believe the current member composition satisfies the Nasdaq Listing Rules governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. The Board has also determined that Mr. Tomm qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during Fiscal 2023.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The Compensation Committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive Compensation – Compensation Discussion and Analysis” starting on page 19 of this proxy statement.

In January 2023 and January 2022, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer assisted the Compensation Committee in establishing the peer group utilized by the Compensation Committee in setting Fiscal 2023 and Fiscal 2022 Executive compensation and designing and structuring our annual cash incentive program, our long-term equity-based incentive compensation program and our non-employee director compensation program, including a comparison of our programs and practices to companies in our peer group.

Pearl Meyer reported directly to the Compensation Committee and has not provided any other services to the Company. Prior to engaging Pearl Meyer, the Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC rules and the Nasdaq Listing Rules and concluded that no conflict of interest exists.

The Compensation Committee consists of four non-employee directors: Mr. Aschleman (Chair), Ms. Guthrie, Ms. Randolph and Mr. Tomm. Each of the members meets the independence requirements of the Nasdaq Listing Rules and Rule 10C-1(b)(1) promulgated under the Exchange Act and is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act. During Fiscal 2023, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee. In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held seven meetings during Fiscal 2023.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors, and (iv) oversight of matters that involve our image, reputation and standing as a responsible corporate citizen, including our environmental, social and governance (“ESG”) related initiatives and activities. As the nominating body of the Board, it also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race/ethnicity and age diversity and the board diversity objectives set forth in Nasdaq’s corporate governance requirements. Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics. The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

Director candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms or other persons. The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2025 Annual Meeting.” The Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating Committee’s search for a candidate or whether the nominee was recommended by a shareholder.

The Nominating Committee consists of three non-employee directors: Ms. Guthrie (Chair), Mr. Aschleman, and Ms. Randolph. Each member is “independent,” as such term for nominating committee members is defined in the Nasdaq Listing Rules. The Nominating Committee met four times during Fiscal 2023.

Board and Committee Role in Risk Oversight and ESG Initiatives

Our Board has ultimate oversight responsibility for our risk management process, and its various committees assist the full Board in fulfilling these oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face, principally through Audit Committee reports to the Board and summary briefings provided by management. Risks associated with technology are a particular focus, and at least annually, our Senior Vice President and Chief Information Officer provides reports to the Audit Committee regarding our protocols, material threats or incidents and other developments related to our information technology, including cybersecurity risks. The Audit Committee members, as well as each other Board member, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.

The charter of the Nominating Committee includes specific authority to assist the Board in its oversight of matters relating to our image, reputation, and standing as a responsible corporate citizen, including ESG initiatives and activities. Our management provides reports on the development of our ESG initiatives to our Nominating Committee. These updates address our human capital resources and initiatives that reduce our impact on the environment as well as the impact these areas might have on our public image.

The Compensation Committee regularly reviews the risks associated with how we compensate our executive officers and Board members. For a description of the Compensation Committee’s role in overseeing compensation-related risks, see “Executive Compensation – Compensation-Related Risk Assessment” on page 32 of this proxy statement.

On June 19, 2023, the Board, based on the recommendation of the Compensation Committee, adopted an amended and restated compensation recovery (or clawback) policy providing for the recoupment of certain incentive compensation awarded to our current and former “officers,” as defined in Section 16a-1(f) of the Exchange Act, which includes our Executives. The policy was amended and restated to align with Nasdaq’s final listing standards with respect to compensation recovery policies that were finalized during 2023. As further noted on page 29 of this proxy statement, the policy applies to accounting restatements as required by the Nasdaq listing standards and to fraud or intentional misconduct resulting in a violation of law that causes significant financial or reputational harm to us, which is not required by the Nasdaq listing standards.

Social and Environmental Responsibility

We recognize and embrace the importance of being a good corporate citizen who values our associates, meaningfully gives back to our communities and actively addresses the impact our operations have on the environment. We understand that accomplishing these goals, along with delivering strong financial performance, drives long-term shareholder value.

Culture and Human Capital Management

We have intentionally built an employee-centric, customer-focused organization designed to compete at the highest levels in the retail industry. Our commitment to, and investment in, a strong performance culture is paramount to our long-term sustainability and success.

Workforce Diversity

We serve a diverse customer base and seek diversity in and among our workforce in all areas, from our stores to our Evansville distribution center and our corporate offices. We are firmly committed to providing equal opportunities in all aspects of employment and believe that all individuals should be treated with respect and dignity. Diversity is an important element in our ongoing annual mandatory training for all employees and managers. We do not tolerate harassment or unlawful discrimination of any kind.

We have clear policies encouraging strong relationships and protecting open lines of communication with management at every level. This, coupled with our non-retaliation policy, encourages employees to communicate issues and seek immediate redress of those issues if they should arise.

We understand the value of diversity at all levels, whether of gender, race, ethnicity, background or experience. As of our Fiscal 2023 year end, our workforce identified as 64% female and 36% male. Our broad-based leadership team, including those who manage and lead our stores and those who lead our Company, identified as 62% female and 38% male. With respect to ethnicity, our leadership team identified as 60% Caucasian and 40% non-Caucasian. The diversity of our leadership team trends with the diversity of our customer base, which based on recent data from our Shoe Perks customer loyalty program, approximates 70% Caucasian and 30% non-Caucasian and is more female than male.

In our corporate leadership roles (senior director-level employees through our named executive officers), the percentage identifying as female has significantly increased over the last five years from 5% to 24% with several departments, such as human resources, buying and merchandising, technology and accounting, being led by those that identify as female.

Board Diversity

We are also focused on the diversity of our Board. Currently, two of four of our non-employee Board members and two of seven of our total Board members identify as female. We are continuing to refresh our Board and assess long-term succession as well as the diversity of the Board’s collective skill set. Over the last four years, three board members have transitioned, creating opportunity for new directors who have enhanced our diversity. Consistent with our objective to enhance the diversity of our Board, the Board has prioritized the identification of diverse director candidates and is actively evaluating diverse candidates. Our Board will appoint an ethnically diverse director to the Board as soon as reasonably practicable but no later than by our 2025 annual meeting of shareholders.

The following matrix summarizes the diversity of our Board as of April 24, 2024 and April 19, 2023:

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose
Gender Identity	2	5	–	–

Demographic Background: White	2	5	–	–

Retention

We believe our employee-centric culture not only supports higher levels of execution and performance, but also has led to increased retention of key talent.

Our store-level training programs provide the foundation for long-term careers and our ability to promote from within. We support the first-time jobs for many of our associates where they gain workforce experiences that may grow into long-term careers.

Currently, all of the general managers who operate our Shoe Carnival bannered stores and 94% of our district managers who oversee those general managers were trained, developed and promoted from within. As of our Fiscal 2023 year end, of our 32 district managers across both banners, 66% have been employed by us for more than 20 years. The average tenure of the general managers who operate our Shoe Carnival and Shoe Station bannered stores was 14 years as of Fiscal 2023 year end.

Individuals who comprise our leadership team, which includes our named executive officers, vice presidents and senior director-level employees, have been employed by Shoe Carnival or Shoe Station for an average of 18 years.

Annually we survey a cross-section of employees on matters involving policy and procedure, organizational structure, operating style, commitment to hiring a competent workforce and commitment to integrity and ethical values. Since 2004, responses to this survey have had an average score of 4.2 to 4.3, with 5 being “strongly agree.”

Employee Benefits

Among the many ways we seek to serve our employees, we offer a complete range of benefits. These include competitive wages and incentives; an employee stock purchase plan with a discount off the fair value of our common stock; employer-subsidized medical plans with dental and vision benefits; qualified and unqualified defined contribution plans with employer matching contributions; and merchandise discounts, among other benefits.

Training and Code of Business Conduct and Ethics

We are dedicated to strengthening our culture and execution through ongoing training for all associates. We are uniquely focused on training within our store-level, customer-facing operations. Employees must obtain necessary certifications in order to be responsible for the keys to a store and eventually to become a general manager. Our broad-based training program also engages and educates our employees on the following key topics:

•
Code of Business Conduct and Ethics (“Code of Ethics”);
•
Insider trading;
•
Non-discrimination and anti-harassment;
•
Cybersecurity awareness and responsibility; and
•
Supply chain security.

More information regarding our approach to conducting business responsibly, including our guidelines on discrimination and harassment, can be found in our Code of Ethics. Our Code of Ethics applies to all of our Board members, officers and employees, including our principal executive officer and our principal financial and accounting officer.

Our Code of Ethics is posted on our website at investors.shoecarnival.com/governance/governance-documents. We intend to disclose any amendments to the Code of Ethics by posting such amendments on our website. In addition, any waivers of the Code of Ethics for our Board members or executive officers will be disclosed in a Current Report on Form 8-K.

Expectations of our Vendor Partners

In Fiscal 2023 we adopted a vendor code of conduct, which is posted on our website at shoecarnival.com/content/about-us#vendor-code-of-conduct. As set forth in the vendor code of conduct, we expect our vendors to have similar, ethical business practices to those set forth in our Code of Ethics and our other policies and procedures and follow both in spirit and letter. We expect our vendors to promote fair dealing and disclose conflicts. The vendor code of conduct (1) includes prohibitions against forced or involuntary labor, discrimination, harassment and abuse and (2) promotes fair labor standards, workforce health and safety, compliance with environmental law, supply chain security, data security, and arm’s length transactions.

Safety of our Employees and Security of our Data

We strive to provide our associates with a safe and healthy work environment. We measure OSHA recordable incidents to gauge the success of our safety protocol. During calendar year 2023, we recorded 62 non-COVID-related OSHA recordable incidents, an approximate 2% reduction in incidents compared to five years ago. Excluding the Shoe Station operations, which continue to be integrated into our safety culture, the decrease compared to five years ago was 5%.

Our strategies to address the ever-expanding complexities of protecting customer and employee data and executing our business strategies in an increasingly digital world continue to advance. Our technology department monitors and regularly tests compliance with our protocols, provides regular updates to employees and management and conducts annual training.

Community and Nonprofit Support Initiatives

We are committed to helping build stronger communities by giving back to the areas where we do business. Throughout our history, we have demonstrated that commitment through sponsored events, educational programs, charitable donations, and volunteerism all focused on assisting the communities where we operate. We support both national and local chapters of nonprofit organizations such as the Two Ten Foundation, United Way, Junior Achievement, National CASA/GAL Association, Youth First, the American Red Cross, Ronald McDonald House Charities, and Habitat for Humanity.

In addition, every year each store is provided funds to support local nonprofits in its local community. Further, corporate associates can request and receive an annual financial stipend to support family-related nonprofit initiatives important to their families.

Our stores serve as a platform for our customers to contribute to causes by providing the option for customers to “round up” transactions to the nearest dollar, among other initiatives. Organizations that have recently benefited from our ability to perform this critical function include St. Jude’s Research Hospital, the Boys and Girls Club, the American Cancer Society, and the Toys for Tots Foundation.

We are fully committed to accessibility for our disabled customers, whether at our physical stores or through our e-commerce platforms. Our partnership with eSSENTIAL Accessibility allows all customers, regardless of ability, to shop via our website. Through an assistive technology app, customers who have trouble typing, moving a mouse, gesturing or reading a screen are able to navigate our website using hands-free face tracking, voice activated controls, visual click assist, an on-screen keyboard, and speech-to-text.

Environmental Initiatives

We seek to minimize our impact on the environment and reduce our carbon footprint by actively implementing environmentally-friendly processes throughout our business, including energy efficiency initiatives, waste minimization, and the use of recycled materials within our supply chain. Our most significant areas of focus are fuel and packaging material used to deliver merchandise to our Evansville distribution center and stores; the HVAC and lighting systems in our stores, Evansville distribution center, and corporate offices; and recycling methods.

Fuel Consumption

Working closely with our dedicated transportation provider, we optimize the routing efficiency of trucks transporting product from our centralized distribution center to our retail stores. Further fuel efficiency is achieved as we maximize the amount of product placed in each truck in a “load floor to ceiling” approach, resulting in fewer outbound shipments required to support our stores.

Recycle and Reuse of Corrugated Boxes, Paper and Wooden Pallets

In our Evansville distribution center, we have established a reuse and recycle program with the corrugated boxes we receive in shipments from vendors, reusing those boxes to ship product to our stores. Where further reuse is not practicable, corrugate across our operations is recycled. In addition, we recycle wooden pallets when they are no longer useable. This emphasis on responsible recycling of wood-based material extends across our operations, where a single stream recycling practice and policy has been established.

Energy Management

We have several important initiatives underway that reflect our commitment to responsibly minimize our use of energy.

At our corporate headquarters, we have implemented a wide range of energy reduction initiatives that have lowered our energy usage. These include reconfiguration of the HVAC, installation of UV window coverings, and use of LED lighting and occupancy sensors.

At our Evansville distribution center, energy-efficient lighting systems are also installed with occupancy sensors and HVAC upgrades have been made. “Opportunity chargers” are in place, providing a more efficient battery-charging process for material handling equipment throughout the facility.

This focus on minimizing environmental impact extends to our retail stores. Whenever a store is newly constructed, it is equipped with LED lighting and an Energy Management System (“EMS”). The EMS monitors and regulates HVAC, lighting, and storefront sign lighting, reducing energy consumption by 25%. This program currently extends to 60% of our Shoe Carnival bannered stores. As part of our store modernization program, we are installing LED lighting and an EMS at each location and expect to continue to modernize stores and add EMS and LED lighting in Fiscal 2024. For those stores awaiting future implementation of the EMS, specialized thermostats reduce overall energy use.

We are proud of our ongoing sustainability accomplishments and progress to date regarding ongoing energy management initiatives.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives. The “Executives” are our President and Chief Executive Officer, our Senior Vice President – Chief Financial Officer, Treasurer and Secretary, and our other executive officers named in the Summary Compensation Table on page 33 of this proxy statement.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to approve the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement. We believe that our Fiscal 2023 Executive compensation aligned with the objectives of our pay-for-performance compensation philosophy and with our financial performance and was effective in fulfilling the Compensation Committee’s compensation objectives.

Although the outcome of this annual vote is not binding on the Company, our Board or our Compensation Committee, our Board and our Compensation Committee value the opinion of our shareholders and will consider the results of the vote on this proposal when setting future compensation for our Executives.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

Executive Compensation

Compensation Discussion and Analysis

Overview

This “Compensation Discussion and Analysis” section of the proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow (the “Executives”), as determined and approved by the Compensation Committee (the “Committee”). The Committee maintains the following executive compensation governance practices, each of which reinforces our compensation philosophy and objectives:

What We Do	What We Do Not Do
• Long-term equity-based awards granted to our Executives are weighted toward performance-based stock units (“PSUs”).	• Our Executives’ employment contracts do not provide for excise tax gross-ups upon a change in control and do not guarantee salary increases, bonuses or awards of equity-based compensation.
• Both our annual cash incentive plan and our PSUs include performance thresholds and payout caps.	• Our directors and Executives are prohibited from hedging and pledging our stock.
• Our PSUs and service-based restricted stock units (“RSUs”) only vest following a change in control if employment is terminated without cause or for good reason (“double trigger”).	• Our Executives receive limited perquisites.
• Our directors and executive officers are subject to stock ownership requirements.	• There is no guaranteed return or above-market return on compensation that has been deferred.
•
Our clawback policy for each Executives’ incentive compensation applies to both accounting restatements due to material noncompliance with financial reporting requirements, as well as fraud and intentional misconduct.
• We do not provide any pension benefits.
• The Committee has the discretion to lower performance-based awards when it determines that such adjustments would be in the best interests of the Company and our shareholders.	• We have not granted stock options since 2008.
•
Compensation decisions for the CEO and other Executives are subject to the review and approval of the Compensation Committee, comprised of independent directors and advised by its selected independent advisors.

Amendment and Restatement of the 2017 Equity Incentive Plan

At our 2023 annual meeting on June 20, 2023, our shareholders approved an amendment and restatement of the Shoe Carnival, Inc. 2017 Equity Incentive Plan (as amended and restated, the “2017 Equity Plan”). Pursuant to the amendment and restatement, the number of shares of our common stock reserved for issuance under the 2017 Equity Plan was increased by an additional 1,800,000 shares, the term of the 2017 Equity Plan was extended to June 20, 2033, and certain other design changes were made to the plan.

The 2017 Equity Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

•
Dividends, distributions and dividend equivalents payable only on vested awards. The 2017 Equity Plan provides that any dividends, distributions or dividend equivalents payable with respect to the shares of our common stock that are subject to an award will be subject to the same restrictions and risk of forfeiture as the award and will only be paid if the vesting provisions of an award are met.
•
No evergreen provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the 2017 Equity Plan are automatically replenished.
•
No automatic grants. The 2017 Equity Plan does not provide for automatic grants to any participant.
•
Limited definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any Board assessment that a change in control is imminent.
•
No liberal share recycling provisions. We may not add back to the 2017 Equity Plan’s share reserve shares that are delivered or withheld to satisfy a tax withholding obligation in connection with any form of award currently granted to our Executives.

Our Executives for Fiscal 2023

Our Executives and their positions at the end of Fiscal 2023 were:

Mark J. Worden, President and Chief Executive Officer
Patrick C. Edwards, Senior Vice President – Chief Financial Officer, Treasurer and Secretary
Carl N. Scibetta, Senior Executive Vice President – Chief Merchandising Officer
Marc A. Chilton, Executive Vice President – Chief Operating Officer
Clifton E. Sifford, Vice Chairman of the Board

This Compensation Discussion and Analysis focuses principally on the compensation paid to Mr. Worden, Mr. Edwards, Mr. Scibetta and Mr. Chilton. The compensation paid to Mr. Sifford is discussed on page 27. During Fiscal 2023, W. Kerry Jackson and Erik D. Gast each served as our principal financial officer for part of the year. The compensation for these former executive officers is discussed on page 27.

Target Pay Mix

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity-based compensation. The following charts show, with respect to our Chief Executive Officer and our other Executives, (i) base salary, (ii) target annual cash incentives under our Executive Incentive Compensation Plan (the “EICP”), and (iii) the grant date fair value of the PSUs and service-based RSUs granted to our Executives under the 2017 Equity Plan, each as a percentage of total target direct compensation, for Fiscal 2023. The other Executives include Messrs. Edwards, Scibetta and Chilton.

Target CEO Pay Mix
Base Salary
23%
Long-Term Equity
Awards
48%
Annual Cash
Incentives
29%

Target Other Executive Average Pay Mix
Long-Term Equity Awards 33%
Base Salary 40%
Annual Cash Incentives 27%

Fiscal 2023 Financial Results

The following table highlights comparisons of some of the key financial metrics that we use to evaluate our performance for the purposes of making compensation decisions. ($ amounts in thousands except per share data)

Key Financial Metrics	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020	Fiscal 2019
Net Sales	$1,175,882	$1,262,235	$1,330,394	$976,765	$1,036,551
Comparable Store Sales Change	(8.8)%	(11.1)%	35.3%	(5.3)%	1.9%
Gross Profit Percentage	35.8%	37.1%	39.6%	28.7%	30.1%
Operating Income	$93,505	$146,444	$207,654	$21,865	$54,209
Net Income	$73,348	$110,068	$154,881	$15,991	$42,914
Diluted Net Income Per Share	$2.68	$3.96	$5.42	$0.56	$1.46

In Fiscal 2023, our results were impacted by continuing inflation, higher interest rates, and reduced tax refunds. These economic factors particularly impacted our Shoe Carnival banner and its lower income customers and more urban markets. Our Diluted Net Income per Share ("EPS") earned in Fiscal 2023 was $2.68 compared to $3.96 earned in Fiscal 2022. The primary driver of the lower EPS in Fiscal 2023 compared to Fiscal 2022 was an $86.4 million, or 6.8%, decline in Net Sales, with our Shoe Carnival banner down 7.8%, offset by a 4.5% increase from our Shoe Station banner.

Within this more challenging economic environment, Fiscal 2023 was impacted by event-driven shopping during the peak back-to-school and holiday shopping periods and soft sales of seasonal merchandise and sales during non-peak periods compared to Fiscal 2022. During these peak shopping periods, our children’s categories outperformed every other category. Tax refunds in Fiscal 2023 were nearly 9% lower than Fiscal 2022, which significantly impacted our spring sales. Primarily because of these lower seasonal sales and sales during non-peak periods, traffic in our physical stores was down 9% in Fiscal 2023 compared to Fiscal 2022 and comparable sales were down 8.8%.

While overall results were down year over year and resulted in no annual cash incentives being earned by our Executives under our EICP for Fiscal 2023 and none of the PSUs granted to our Executives for Fiscal 2023 being earned, our long-term term strategies have resulted in significant growth compared to Fiscal

2019 as noted in the table above. As part of our long-term growth strategy, we have invested significantly in customer relationship management capabilities, e-commerce infrastructure, modernization of our store fleet, and acquisitions as key drivers of profitable growth. As a result, since Fiscal 2019, our EPS has increased 84%, Gross Profit margin expanded 570 basis points, and Net Sales grew 13%.

Our Fiscal 2023 financial results, along with our financial results from Fiscal 2022, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

Compensation Philosophy and Objectives of the Overall Compensation Program

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating our executive compensation plans, policies and programs. Regarding most compensation matters, including Executive compensation, our Chief Executive Officer provides recommendations to the Committee. However, the Committee is solely responsible for setting Executive compensation and does not delegate this function.

Our compensation philosophy is to closely align the interests of our Executives with the interests of our shareholders. To accomplish this, we enact programs to attract, retain and motivate the finest talent possible at all levels of the organization. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. We strive for our compensation program to be competitive, treat all employees fairly, consider the appropriate proportions of rewarding management and shareholders, and balance the perception of other stakeholders regarding the competitiveness and reasonableness of our Executive compensation. The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity-based compensation or a specific competitive pay positioning percentile. Our compensation programs emphasize financial stability and liquidity while increasing Net Sales, Operating Income and EPS.

Our compensation programs have the following characteristics:

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Each individual’s compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•
A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity-based compensation in the form of PSUs and service-based RSUs are utilized to provide incentives to Executives to create shareholder value through the attainment of both short-term and long-term goals.

•
Compensation takes into consideration the value of similar jobs in the marketplace. To retain a highly-skilled workforce, our goal is to be competitive with the compensation paid by those with whom we compete for talent.

The Committee, along with management, recognizes that the challenges faced by a retail organization require compensation programs to remain flexible to meet prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is subjective because the Committee does not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success. We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy embedded in our compensation programs.

Determination of Compensation Amounts

The Committee has utilized Pearl Meyer to serve as its independent compensation consultant for Executive and director compensation matters from time to time since January 2022. Pearl Meyer advised the Committee with respect to the peer group utilized in setting Executive compensation for Fiscal 2022 and Fiscal 2023 and the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program, including a comparison of such programs to companies in the peer group. In setting Fiscal 2023 compensation, the Committee also reviewed tally sheets for each Executive and other compensation information specific to each Executive. Although the Committee reviewed the compensation data of the peer group companies in setting Fiscal 2023 compensation, it did not rely solely on the peer group data in developing Fiscal 2023 compensation decisions.

With the assistance of Pearl Meyer, the Committee approved the following peer group for Fiscal 2023:

Fiscal 2023 Peer Companies
Boot Barn Holdings, Inc.	Genesco Inc.
The Buckle, Inc.	Hibbett, Inc.
Caleres, Inc.	Oxford Industries, Inc.
Carter's Inc.	Steven Madden, Ltd.
The Cato Corporation	Tilly's, Inc.
Citi Trends, Inc.	Wolverine World Wide, Inc.
Crocs, Inc.	Zumiez Inc.
Designer Brands Inc. (formerly DSW Inc.)

Median Revenue : $1.6 billion	Median Market Capitalization: $861 million

Impact of Say-on-Pay Vote on our Executive Compensation Decisions in Fiscal 2023

At both our 2022 and 2023 annual meetings, the annual say-on-pay vote received approximately 99% shareholder approval. As a result of this strong shareholder support, the Committee made no material changes to our Executive compensation programs approved for Fiscal 2023 because of the 2023 or 2022 say-on-pay vote. The Committee continues to work with our investor relations professionals to ensure that our Executive compensation programs and governance oversight protocols are responsive to our shareholders’ needs.

When determining how often to hold say-on-pay votes, the Board considered the strong preference for an annual vote expressed by our shareholders at our 2023 annual meeting. Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held at our 2029 annual meeting.

Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2023 Outcomes

On March 14, 2023, the Committee set Executive compensation levels for Fiscal 2023. The Committee completed its review and approval of the Fiscal 2023 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and set Executive compensation for Fiscal 2023 based on this evaluation.

Base Salary

Base salary provides for fixed compensation and rewards the core competencies of each Executive relative to job responsibilities, skill set, industry experience, tenure and individual performance. The Committee also considers the Company’s overall performance and peer group data for comparable positions when setting base salaries. Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives.

The base salary at the end of Fiscal 2023 for each of the Executives listed below was approved as follows:

	Annual Base Salary
Name	Fiscal 2023	Percentage Increase Compared to Fiscal 2022
Mark J. Worden (1)	$1,000,000	17.6%
Patrick C. Edwards (2)	$366,000	46.4%
Carl N. Scibetta	$635,000	3.3%
Marc A. Chilton (3)	$550,000	14.6%

(1)
The increase in Mr. Worden’s base salary for Fiscal 2023 was to better align his base salary and total target compensation with peer group data provided by Pearl Meyer.
(2)
For the period from January 29, 2023 to September 24, 2023, Mr. Edwards’ base salary was $260,000, which represented a 4.0% increase from his base salary in Fiscal 2022. Mr. Edwards’ base salary was further increased by the Compensation Committee in September 2023 to $366,000 to reflect the increased responsibilities assumed upon becoming our Senior Vice President – Chief Financial Officer.
(3)
The increase in Mr. Chilton’s base salary was to reflect the increased responsibilities assumed during Fiscal 2023 upon his promotion to Chief Operating Officer in February 2023.

Annual Cash Incentives under the EICP

The EICP is a performance-based cash incentive program, which is designed to reward members of our management team, including our Executives, for meeting financial goals. Performance targets may be based on one or more specified business criteria and performance periods may be for one or more full fiscal years or for a spring or fall season.

On March 14, 2023, the Committee established the performance criteria and targets for a cash bonus that all officers, including the Executives, could earn under the EICP based on our operating income for Fiscal 2023, calculated in accordance with U.S. generally accepted accounting principles (“Operating Income”). At that time, the Committee also established the threshold, target and maximum performance levels, with payout for performance between threshold and target and between target and maximum Operating Income to be interpolated.

The Operating Income business criteria was first selected by the Committee in 2017, and after considering our current business strategy, the Committee determined that using Operating Income remained appropriate for evaluating our performance for Fiscal 2023.

When setting the threshold, target and maximum performance levels, the Committee utilized financial projections prepared by management. These projections incorporated various assumptions related to targeted comparable store sales, gross profit, new store openings, store closings and selling, general and administrative expense levels. These projections also incorporated known risk factors inherent with the economic retail climate and reflected both the challenges and opportunities facing the Company. Such uncertainties specifically considered in March 2023 when the performance criteria and performance targets were set included the lingering and unknown effects of supply chain disruptions, inflation and higher interest rates.

Given these projections and uncertainties, the Committee determined that the target Operating Income for Fiscal 2023 should be set at approximately 102% of our Fiscal 2022 Operating Income. Upon the attainment of target Operating Income for Fiscal 2023, or $149.45 million, each Executive would earn the target bonus.

Consistent with recommendations from Pearl Meyer, the Committee approved EICP threshold, target and maximum incentive opportunities to provide additional focus on driving annual Operating Income results, as follows:

•
The payout percentage at target performance was unchanged at 125% for Mr. Worden and 75% for Messrs. Scibetta and Chilton. Mr. Edwards’ payout percentage increased from 35% to 40% at target performance.
•
The payout at threshold performance was 25% of the target payout and was unchanged from Fiscal 2022.
•
The payout at maximum performance was unchanged at 175% of the target payout for Messrs. Worden, Scibetta and Chilton and 150% for Mr. Edwards.
•
Operating Income at the threshold performance level increased to approximately 98% of the target performance level so that amounts would only be earned if Fiscal 2023 Operating Income equaled or exceeded actual Fiscal 2022 Operating Income. The threshold performance level in Fiscal 2022 was 90% of the target performance level.
•
Operating Income at the maximum performance level was unchanged at 125% of the target performance level.

The following table sets forth the percentage of salary each Executive could earn based upon the attainment of the various levels of Operating Income in Fiscal 2023. Because our actual Fiscal 2023 Operating Income did not exceed the $146.444 million threshold, our Executives did not receive any payout under the EICP for Fiscal 2023.

	EICP Opportunity as % of Salary			Operating Income Goals ($ in millions)				EICP Payout
	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual	% of Salary	$000s
Mark J. Worden	31.25%	125.0%	218.75%	$146.444	$149.450	$186.813	$93.505	0.00%	$-
Patrick C. Edwards	10.00%	40.0%	60.00%	(Prior Year		(125% of	(Below	0.00%	$-
Carl N. Scibetta	18.75%	75.0%	131.25%	Actual)		Target)	Threshold)	0.00%	$-
Marc A. Chilton	18.75%	75.0%	131.25%					0.00%	$-

Additional Bonuses

No discretionary bonuses were awarded by the Committee to Executives during Fiscal 2023.

Long-Term Equity-Based Incentives under the 2017 Equity Plan

Equity compensation is an important element in the overall compensation of our Executives and other key employees. These awards vest over time and/or upon the attainment of performance measures, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. Since June 2017, long-term equity-based incentive awards have been granted to our Executives pursuant to the 2017 Equity Plan, at the discretion of the Committee.

On March 14, 2023, the Committee granted a combination of PSUs and service-based RSUs as equity-based incentive compensation to members of our management, including our Executives. Consistent with recommendations from Pearl Meyer and to improve Executive attraction and retention goals, for Fiscal 2023 the Committee continued with the mix of long-term equity awards, vesting periods and payout opportunities utilized in Fiscal 2022.

The Committee determined that approximately 60% of the total grant date fair value of the Fiscal 2023 equity awards granted to the Executives, at the target level of performance, would be PSUs and approximately 40% would be service-based RSUs. The Committee determined that equity grant mix created an appropriate, market-competitive balance between aligning executive rewards with long-term shareholder value creation and incenting Executive retention in a very competitive and highly volatile market.

The target number of PSUs and the service-based RSUs granted to our Executives for Fiscal 2023 were as follows:

Name	Target Number of PSUs	Number of Service- Based RSUs
Mark J. Worden	51,263	34,175
Patrick C. Edwards	4,056	2,704
Carl N. Scibetta	14,153	9,435
Marc A. Chilton	12,259	8,172

PSUs

The Committee chose to continue to use EPS as the performance measure for the PSUs. Given the uncertainty involving supply chain disruptions, inflation, higher interest rates and other macroeconomic factors on the Company’s business, the Committee decided to continue using a one-year performance period (Fiscal 2023) as the measurement period for the PSUs. After taking into consideration the potential dilutive effect of the PSUs on our shareholders, the Committee authorized a range of goals at threshold, target, and maximum levels of performance, and set the percentage of the number of PSUs that may be earned at 25% for threshold performance and at 175% for maximum performance, consistent with Fiscal 2022.

The EPS target of $4.19 was set by the Committee at approximately 106% of the EPS earned in Fiscal 2022. The financial projections and related risk factors considered by the Committee when establishing the performance criteria and range of potential outcomes for the PSUs were the same as those used in its determination of annual cash incentives under the EICP.

The Committee authorized that a payout for performance between threshold and target and between target and maximum EPS would be interpolated. Performance below the threshold level would result in forfeiture of all PSUs and any dividend equivalents accrued on such PSUs. The Committee determined to increase the threshold level, which in Fiscal 2022 was approximately 90% of the target, so that no PSUs would be earned if Fiscal 2023 EPS did not equal or exceed that achieved in Fiscal 2022. The threshold performance level was therefore set at $3.96, or approximately 95% of the target performance level. The maximum performance level was set at 125% of target performance consistent with Fiscal 2022.

Consistent with the vesting period utilized in Fiscal 2022, and to further strengthen the retention value of the awards, any PSUs that were earned would cliff vest on March 31, 2026, provided that the Executive maintained continuous service with us through such date.

The following table sets forth the percentage of target PSUs each Executive would receive based upon the attainment of the various levels of Fiscal 2023 EPS. Because our actual Fiscal 2023 EPS did not exceed the $3.96 threshold, no PSUs were earned by our Executives for Fiscal 2023.

	2023 PSU Payout Schedule
	Below				FY 2023
	Threshold	Threshold	Target	Maximum	Actual
FY 2023 EPS	< $3.96	$3.96	$4.19	$5.24	$2.68
% of Target	< 95%	95%	100%	125%	64.0%
Payout (% of Target Number of PSUs)	0%	25%	100%	175%	0.0%

RSUs

Consistent with vesting periods utilized in Fiscal 2022 and to further strengthen the retention value of the awards, the service-based RSUs granted on March 14, 2023 to Executives vest over three years, with one-third vesting on March 31, 2025 and two-thirds vesting on March 31, 2026, provided that the Executive maintains continuous service with us through such dates.

Treatment of Dividend Equivalents

For any cash dividends that we pay on the shares of our common stock while the PSUs and RSUs are outstanding and unvested, as of each dividend payment date, a dollar amount of dividend equivalents is credited to the respective Executive’s account. If the PSUs are earned, and when the PSUs and RSUs vest, the amount of the accrued dividend equivalents is paid in cash to the Executives.

Aggregate Size of the Long-Term Equity Incentive Awards

In approving equity awards granted to all participants for Fiscal 2023, which includes the Executives and other members of management, the Committee considered the dilutive effect of the proposed grant and determined that the total number of shares issued be approximately 1.2% of the then outstanding shares (at the target level of performance for the PSUs). Recommendation of the allocation of shares among members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention, including an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. In addition, we provide for an automobile allowance for certain Executives and our Chief Executive Officer is eligible for limited personal utilization of the Company-provided aircraft, and for Fiscal 2022 and Fiscal 2023, the Committee also approved the reimbursement of certain expenses incurred by Mr. Worden and Mr. Scibetta in connection with each Executive’s relocation to our Southern Office located in Fort Mill, South Carolina. These other executive benefit programs and perquisites were not changed from Fiscal 2022. Details of our perquisites are contained in footnote 5 to the Summary Compensation Table.

Compensation Decisions Impacting Clifton E. Sifford, the Executive Vice Chairman of our Board and a Named Executive Officer

On September 30, 2021, we entered into a letter agreement with Mr. Sifford (the “Letter Agreement”), setting forth the terms of his at-will employment as Executive Vice Chairman of the Board. For his service as Executive Vice Chairman, Mr. Sifford’s annual compensation is $300,000, of which $150,000 is paid in cash and $150,000 is paid in the form of an equity award granted under the 2017 Equity Plan on the date of the annual shareholders’ meeting. Mr. Sifford is also due a monthly stipend of $2,957.

Mr. Sifford was awarded 6,850 shares of restricted stock under the 2017 Equity Plan on June 20, 2023. The restrictions on this restricted stock award lapsed on January 2, 2024. Cash dividends were also paid to Mr. Sifford in Fiscal 2023 upon the vesting of this restricted stock award and upon the vesting of other PSUs and RSUs that were granted to him in Fiscal 2021 while he was our Chief Executive Officer.

Compensation Decisions Impacting Former Named Executive Officers: Mr. Jackson and Mr. Gast

As previously disclosed, Mr. Jackson retired from the Company in May 2023 after 35 years of service. Mr. Jackson served as our Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer until April 24, 2023 and remained with the Company as our Chief Administrative Officer until May 9, 2023. On April 24, 2023, Mr. Gast was appointed our Executive Vice President, Chief Financial Officer to succeed Mr. Jackson. In September 2023, the Company and Mr. Gast mutually agreed that Mr. Gast would leave the Company to pursue other opportunities, effective as of September 25, 2023, and Patrick C. Edwards was appointed as Senior Vice President - Chief Financial Officer, Treasurer and Secretary to succeed Mr. Gast.

As a result of Mr. Jackson’s planned departure from the Company, at its meeting on March 14, 2023, the Committee approved no base salary increase for Mr. Jackson for Fiscal 2023, determined he would not participate in the EICP for Fiscal 2023, and granted no equity awards to him in Fiscal 2023 under the 2017 Equity Plan.

On March 14, 2023, the Committee approved an employment agreement for Mr. Gast authorizing the following compensation: an annual base salary of $550,000; a target annual cash incentive bonus of 75% of his base salary, prorated based on his start date, under our EICP; and a prorated annual grant of RSUs and PSUs and a one-time sign-on grant of RSUs, all pursuant to our 2017 Equity Plan. More information about Mr. Gast’s EICP participation and 2017 Equity Plan grants can be found in the Grants of Plan-Based Awards table on page 35.

While Mr. Gast was employed, he received other benefits including an automobile allowance and participation in all employee benefit plans, practices and programs generally provided to our other Executives. In addition, the Company provided reimbursement for Mr. Gast’s relocation expenses of up to $100,000, plus an amount equal to any additional out-of-pocket federal, state and local income taxes incurred in connection with such reimbursement.

In connection with his departure from the Company, we entered into a mutual separation agreement with Mr. Gast, pursuant to which he received a one-time lump sum cash payment and monthly cash payments equal to his monthly COBRA premium. These COBRA payments were to be made for the shorter of 18 months or the date Mr. Gast became eligible for group health insurance coverage benefits with a new employer, which occurred on January 31, 2024. Mr. Gast also forfeited all unvested RSUs and PSUs that were granted to him under the 2017 Equity Plan.

Additional information regarding the lump sum cash payment and other benefits paid to Mr. Gast can be found in footnote 5 to the Summary Compensation Table on page 34.

Decisions Regarding our Executive Compensation Programs for Fiscal 2024

Given the comprehensive peer group information and advice regarding the design and structure of our Executive compensation program provided by Pearl Meyer in both Fiscal 2023 and Fiscal 2022, the Committee decided not to engage Pearl Meyer to provide peer group data or to otherwise advise the Committee with respect to setting Fiscal 2024 Executive compensation. The advice and recommendations provided by Pearl Meyer in Fiscal 2023 and Fiscal 2022 served as the foundation of the Committee’s approach to Executive compensation for Fiscal 2024, including keeping the peer group the same as that used in Fiscal 2023. No material changes were made to the methods of setting Executive compensation.

On March 13, 2024, the Committee approved our Executive compensation for Fiscal 2024. Material decisions regarding our compensation programs effective for Fiscal 2024 include the following:

•
For the EICP:
o
The payout percentage at target performance increased from 40% to 50% for Mr. Edwards and the payout at maximum performance for Mr. Edwards increased from 150% of the target payout to 175% of the target payout to reflect his increased responsibilities as Chief Financial Officer.
o
The threshold, target and maximum incentive opportunities for the other Executives were unchanged from Fiscal 2023.
o
The maximum performance goal was changed to 115% of the target goal compared to 125% of the target goal in Fiscal 2023 and the threshold performance goal was changed to 95% of the target goal compared to approximately 98% of the target goal in Fiscal 2023.
•
For the PSUs, the threshold, target and maximum incentive opportunities were unchanged from Fiscal 2023. However, the maximum performance goal was changed to 115% of the target goal compared to 125% of the target goal in Fiscal 2023 and the threshold performance goal was changed to approximately 96% of the target goal compared to approximately 95% of the target goal in Fiscal 2023.

•
The allocation of long-term equity awards between PSUs and RSUs was unchanged at 60% (at target performance) and 40%, respectively.
•
The equity award vesting period for the PSUs was unchanged, with any earned PSUs vesting in full after three years (on March 31, 2027), subject to continued service.
•
The equity award vesting for the RSUs was changed, as one-half of the RSUs granted will vest after two years (on March 31, 2026) and one-half of the RSUs granted will vest after three years (on March 31, 2027), subject to continued service.
•
The equity awards issued to all employees, including the Executives, totaled 1.2% of our then outstanding shares at the target level of performance for the PSUs.
•
Fiscal 2024 Net Income per Diluted Share is the performance measure for the PSUs and Fiscal 2024 Operating Income is the performance measure for the EICP. Both measures are unchanged from the prior year.
•
Base salary increases from the salary in effect at the end of Fiscal 2023 for the Executives were as follows: 3% for Mr. Worden; 9% for Mr. Edwards; 3% for Mr. Scibetta; and 3% for Mr. Chilton. Mr. Sifford’s base salary was unchanged. Mr. Edwards’ salary increase reflects his increased responsibilities as Chief Financial Officer

Compensation Recovery Policy

On June 19, 2023, the Board, based on the recommendation of the Committee, adopted an amended and restated policy providing for the recoupment of certain incentive compensation awarded to our current and former “officers,” as defined in Section 16a-1(f) of the Exchange Act, which includes our Executives. The policy was amended and restated to align with Nasdaq’s final listing standards with respect to compensation recovery policies that were finalized during 2023.

The policy applies to an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws. Other than in the case of certain limited exceptions, promptly following such an accounting restatement, the Committee is to determine the excess of the amount of incentive-based compensation received by a covered executive officer during a three-fiscal-year lookback period over the amount of incentive-based compensation that otherwise would have been received based on the restated financial results, computed without regard to any taxes paid. The Company is to provide notice of this amount to each covered executive officer, who must promptly repay or return that excess compensation.

The policy also applies to fraud or intentional misconduct committed by a covered executive officer that results in a violation of law and that causes significant financial or reputational harm to the Company. To the extent deemed appropriate by the Committee, the Company will seek recovery or repayment of a covered executive officer’s incentive compensation that is awarded, vested or paid, is scheduled to be vested or paid or is currently in a performance measurement period, calculated net of taxes paid or payable by the executive officer. The time period for such recoupment includes the fiscal year in which the fraud or illegal misconduct occurred, the three fiscal years preceding such fiscal year and any fiscal years subsequent to such fiscal year.

In addition to our internal policy, the Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, because of misconduct, with any financial reporting requirement under the securities laws.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with Mr. Worden, Mr. Edwards, Mr. Scibetta and Mr. Chilton, and such agreements specify various payments to be made to each Executive in the event that employment is terminated, including upon a qualifying termination following a change in control. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

We have not utilized an “excise tax gross-up” provision related to a change in control in our employment agreements for some time and have no intention of reintroducing one. The employment agreements with our Executives state that, in the event of an “excess parachute payment,” the aggregate payments and benefits otherwise constituting a parachute payment may be reduced in order to eliminate the impact of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), if such reduction would result in a higher net payment to the Executive.

Further information on our termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements” beginning on page 39 of this proxy statement.

Stock Ownership Guidelines

Under our stock ownership guidelines, our Chairman of the Board, our Vice Chairman and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary. Unvested and vested shares of restricted stock, RSUs or PSUs awarded as a new hire inducement are not counted toward the ownership requirements except for the Chief Executive Officer, who can elect to have such inducement award count toward the requirements.

Unless otherwise determined by the Committee, until an executive officer has reached the ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award. The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of valuation determination.

The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer has met his or her ownership goal annually. The Committee reviewed the current ownership valuation for each of our executive officers at its March 2023 meeting, using a valuation date of February 3, 2024, our Fiscal 2023 year end. Of our executive officers, Messrs. Weaver, Sifford, and Scibetta met the ownership requirements as of that valuation date.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly; and (b) conducting short sales of Company securities. This restriction does not preclude our directors and executive officers from engaging in general portfolio diversification or investing in broad-based index funds.

Other Compensation-Related Matters

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. We made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 and our proxy statement for the 2024 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee
James A. Aschleman (Chair)
Andrea R. Guthrie
Diane E. Randolph
Charles B. Tomm

Compensation-Related Risk Assessment

In March 2024, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it noted the following factors that reduce the likelihood of excessive risk-taking:

•
Our overall compensation levels are competitive with the market.
•
There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•
While the performance criteria used under our EICP has been Operating Income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this metric.
•
Our EICP has payouts at multiple levels of performance. The maximum bonus percentage payable under the EICP for Fiscal 2023 was also capped at a percentage of the Executive’s annualized base salary to protect against disproportionately large short-term incentives.
•
The Compensation Committee has the discretion to lower performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•
We do not grant stock options.
•
The performance-based equity awards granted to our Executives vest based on our attainment of certain EPS targets, aligning the interests of our Executives with those of our shareholders. Our PSUs granted in Fiscal 2023 were, and Fiscal 2024 are, measured at multiple levels of performance.
•
Under our incentive compensation recovery policy, we will recoup excess incentive compensation received by our Executives in the event of an accounting restatement due to material noncompliance with any financial reporting requirements and may recoup incentive compensation awarded or paid to the Executive if he has committed fraud or intentional misconduct resulting in a violation of law that has caused significant financial or reputational harm to the Company.
•
Stock ownership guidelines applicable to all non-employee directors and all executive officers further align interests with those of our shareholders.
•
Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.

Some of our non-executive employees are eligible to receive bonuses and equity awards. With respect to the non-executive officer employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain. As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for Fiscal 2023 and, as applicable, Fiscal 2022 and Fiscal 2021.

	Fiscal				Non-Equity	All Other
	Year		Bonus	Stock Awards	Incentive Plan	Compensation
Name and Principal Position	(1)	Salary (2)		(3)	Compensation (4)	(5)	Total
Mark J. Worden	2023	$1,000,000	$–	$2,124,843	$-	$326,052	$3,450,895
President and Chief Executive	2022	$850,000	$–	$1,950,900	$1,065,639	$141,005	$4,007,544
Officer	2021	$645,333	$–	$639,683	$844,400	$52,351	$2,181,767

Patrick C. Edwards (6)	2023	$294,462	$–	$168,121	$-	$31,569	$494,152
Senior Vice President	2022	$250,000	$–	$179,310	$87,672	$31,661	$548,643
Chief Financial Officer, Treasurer	2021	$216,923	$–	$93,817	$115,500	$24,928	$451,168
and Secretary

Carl N. Scibetta	2023	$635,000	$–	$586,634	$-	$153,845	$1,375,479
Senior Executive Vice President	2022	$615,000	$–	$606,360	$462,613	$60,544	$1,744,517
Chief Merchandising Officer	2021	$575,000	$–	$499,922	$517,500	$58,129	$1,650,551

Marc A. Chilton (6)	2023	$550,000	$–	$508,119	$-	$74,073	$1,132,192
Executive Vice President	2022	$480,000	$–	$473,250	$361,064	$69,326	$1,383,640
Chief Operating Officer	2021	$416,635	$–	$389,977	$387,000	$60,648	$1,254,260

Clifton E. Sifford	2023	$185,484	$–	$150,015	$-	$25,899	$361,398
Executive Vice Chairman of	2022	$185,484	$–	$150,002	$-	$8,871	$344,357
the Board	2021	$579,167	$–	$426,436	$737,501	$107,587	$1,850,691

W. Kerry Jackson (6)	2023	$189,538	$–	$–	$–	$55,710	245,248
Former Senior Executive Vice President	2022	$640,000	$–	$631,020	$481,419	$79,732	$1,832,171
Chief Financial and Administrative	2021	$601,000	$–	$499,922	$540,900	$69,395	$1,711,217
Officer and Treasurer

Erik D. Gast (6)	2023	$234,808	$–	$995,913	$–	$757,574	$1,988,295
Former Executive Vice President
Chief Financial Officer and Treasurer

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal 2023 was a 53-week year. Fiscal 2022 and Fiscal 2021 were each 52-week years.

(2)

For Mr. Edwards, his salary in Fiscal 2023 reflects a base salary of $260,000 for the period from January 29, 2023 to September 24, 2023 and a base salary of $366,000 for the period from September 25, 2023 to February 3, 2024.

For Mr. Sifford, his salaries in Fiscal 2023 and Fiscal 2022 reflect the $150,000 portion of his annual compensation paid in cash plus the additional $2,957 monthly cash stipend paid to him. Mr. Sifford's salary in Fiscal 2021 reflects an annual base salary of $737,500 for the period from January 31, 2021 to September 30, 2021 while he served as our Chief Executive Officer, a base salary of $25,000 each month from October 1, 2021 to December 31, 2021 and an annual cash base salary of $150,000 beginning January 1, 2022.

For Mr. Worden, his salary in Fiscal 2021 reflects a base salary of $618,000 for the period from January 31, 2021 to September 30, 2021 and a base salary of $700,000 for the period from October 1, 2021 to January 29, 2022.

For Mr. Chilton and Mr. Edwards, their base salaries in effect at the end of Fiscal 2021 were $430,000 and $220,000, respectively. Their salaries during Fiscal 2021 disclosed in the chart are reflective of in-year promotions and salary adjustments

(3)

Amounts reflect the aggregate grant date fair value of performance-based and service-based equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of each performance-based award was computed based on the level of performance that was deemed probable on the grant date, which was the target level of performance for the PSUs in all years presented.

The table below sets forth the grant date fair value of the service-based RSUs granted in Fiscal 2023 and the PSUs granted in Fiscal 2023 at target performance and maximum performance.

		PSUs
Name	Service-Based RSUs	Target	Maximum
Mark J. Worden	$849,932	$1,274,911	$2,231,088
Patrick C. Edwards	$67,248	$100,873	$176,527
Carl N. Scibetta	$234,649	$351,985	$615,980
Marc A. Chilton	$203,238	$304,881	$533,536
Clifton E. Sifford	$150,015	$-	$-
Erik D. Gast	$765,255	$230,658	$403,663

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

(4)

GAAP Operating Income achieved for Fiscal 2023 was $93.5 million, which was below threshold performance. As a result, no bonus was paid to any Executive under the EICP.

GAAP Operating Income achieved for Fiscal 2022 was $146.4 million, which was 100.1% of the target level of performance. As a result, the bonus paid to each Executive who participated in the EICP was 125.4% of base salary for Mr. Worden, 75.2% of base salary for Messrs. Jackson, Scibetta, and Chilton, and 35.1% of base salary for Mr. Edwards.

GAAP Operating Income achieved for Fiscal 2021 was $207.7 million, which exceeded the established maximum level of performance. As a result, the maximum bonus was paid to each Executive who participated in the EICP. Mr. Worden’s bonus was based on a pro-rated base salary and payout percentages during Fiscal 2021 due to the change in his position during Fiscal 2021.

(5)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. Perquisites and personal benefits received by certain Executives in Fiscal 2023 included:

•
An automobile allowance of $1,100 per month for Messrs. Worden, Scibetta, and Chilton. Messrs. Jackson and Gast also received an automobile allowance of $1,100 per month while they were employed by the Company.
•
Limited personal utilization of the Company-provided aircraft by our CEO, the value of which is based on the incremental cost of utilization. For Mr. Worden, the incremental cost for utilizing Company-provided aircraft totaled $121,722.
•
For Mr. Worden, the cost to reimburse him for relocation costs incurred by him was $153,169, which included a tax gross-up of $67,548. For Mr. Scibetta, the cost to reimburse him for relocation costs incurred by him was $86,842, which included a tax gross-up of $39,817. For Mr. Gast, the cost to reimburse him for relocation costs incurred by him was $146,772, which included a tax gross-up of $67,294.
•
For Mr. Gast, per his mutual separation agreement dated September 21, 2023, he was paid a one-time lump sum cash payment of $566,000 and monthly COBRA payments totaling $11,759.

The amounts in this column for Fiscal 2023 also include (a) matching contributions made by us under our 401(k) and deferred compensation plans; (b) reimbursements under our Executive medical plan; (c) premiums on the Executive’s life and long-term disability insurance; and (d) cash dividend equivalents subject to forfeiture that were paid to the Executive upon the vesting of PSUs and RSUs. These amounts are detailed in the following table:

					Long-term
		Deferred		Life	Disability	Cash Dividend
	401(k)	Compensation	Medical Plan	Insurance	Insurance	Equivalents on
	Match	Plan Match	Reimbursements	Premiums	Premiums	PSUs and RSUs
Mark J. Worden	$6,831	$-	$6,573	$427	$900	$23,230
Patrick C. Edwards	$6,764	$15,285	$4,010	$292	$578	$4,640
Carl N. Scibetta	$6,628	$25,913	$2,263	$427	$900	$17,672
Marc A. Chilton	$6,692	$22,474	$18,719	$426	$900	$11,662
Clifton E. Sifford	$-	$-	$-	$-	$-	$25,899
W. Kerry Jackson	$5,674	$27,014	$504	$151	$300	$17,667
Erik D. Gast	$2,858	$-	$24,356	$104	$225	$-

(6)

Mr. Edwards was appointed an executive officer on March 18, 2021 and was promoted to Chief Financial Officer effective September 25, 2023. Mr. Chilton was appointed an executive officer on April 4, 2021 and was promoted to Chief Operating Officer effective February 1, 2023. Mr. Jackson served as an executive officer and our Chief Financial and Administrative Officer until April 24, 2023 and continued as our Chief Administrative Officer until his retirement on May 9, 2023. Mr. Gast served as an executive officer and as our Chief Financial Officer from April 2023 to September 2023.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during Fiscal 2023 to each Executive.

								All Other Stock	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Awards: Number	Fair Value
		Non-Equity Incentive Plan Awards ($)(1)			Equity Incentive Plan Awards (2)			of Shares of	of Stock
	Grant							Stock or	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards (6)
Mark J. Worden	03/14/23				12,816	51,263	89,710		$1,274,911
	03/14/23							34,175 (3)	$849,932
		$312,500	$1,250,000	$2,187,500
Patrick C. Edwards	03/14/23				1,014	4,056	7,098		$100,873
	03/14/23							2,704 (3)	$67,248
		$36,600	$146,400	$219,600
Carl N. Scibetta	03/14/23				3,538	14,153	24,768		$351,985
	03/14/23							9,435 (3)	$234,649
		$119,063	$476,250	$833,438
Marc A. Chilton	03/14/23				3,065	12,259	21,453		$304,881
	03/14/23							8,172 (3)	$203,238
		$103,125	$412,500	$721,875
Clifton E. Sifford	06/20/23							6,850 (4)	$150,015
Erik D. Gast	04/24/23				2,358	9,430	16,503		$230,658
	04/24/23							6,286 (3)	$153,755
	04/24/23							25,000 (5)	$611,500
		$81,310	$325,241	$569,171

(1)

Represents the amount each Executive could have earned based upon the attainment of various target levels of GAAP Operating Income for Fiscal 2023 under the EICP. The material terms of the Executives' bonus awards under the EICP are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2023 Outcomes ― Annual Cash Incentives under the EICP.” For Fiscal 2023, our GAAP Operating Income was below threshold performance. As a result, no bonuses were earned by any Executive in Fiscal 2023 under the EICP.

(2)

Represents PSUs granted to the Executives on March 14, 2023, or in the case of Mr. Gast on April 24, 2023, under the 2017 Equity Plan. The material terms of these PSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2023 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.” Mr. Gast forfeited these PSUs upon his mutual separation from the Company on September 25, 2023. For Fiscal 2023, our Diluted Net Income per Share resulted in below threshold performance. As a result, no PSUs were earned by any Executive in Fiscal 2023.

(3)

Represents service-based RSUs granted to the Executives on March 14, 2023, or in the case of Mr. Gast on April 24, 2023, under the 2017 Equity Plan. The material terms of these RSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2023 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.” Mr. Gast forfeited these RSUs upon his mutual separation from the Company on September 25, 2023. One-third of these RSUs vest on March 31, 2025 and two-thirds vest on March 31, 2026.

(4)

Represents the number of shares of restricted stock granted to Mr. Sifford as a portion of his annual compensation under the 2017 Equity Plan. The restrictions on this restricted stock award lapsed on January 2, 2024.

(5)	The 25,000 RSUs granted to Mr. Gast on April 24, 2023 reflect a one-time sign-on grant. These RSUs were forfeited upon his mutual separation from the Company on September 25, 2023.

(6)

The grant date fair value assigned to these awards was calculated in accordance with ASC 718, using the closing market price of our common stock on the grant date, which was $24.87 on March 14, 2023, $24.46 on April 24, 2023 and $21.90 on June 20, 2023.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards for each Executive as of the fiscal year ended February 3, 2024, except for the PSUs granted on March 14, 2023 under the 2017 Equity Plan as these PSUs were not earned based on Fiscal 2023 performance.

		Stock Awards
			Market Value of
		Number of Shares or	Shares or Units of
	Grant	Units of Stock That	Stock That Have
Name	Date	Have Not Vested	Not Vested (1)
Mark J. Worden
	03/17/21 (2)	1,878	$49,354
	03/09/22 (3)	40,847	$1,073,459
	03/09/22 (4)	26,012	$683,595
	03/14/23 (5)	34,175	$898,119
Patrick C. Edwards
	03/09/22 (3)	3,754	$98,655
	03/09/22 (4)	2,391	$62,835
	03/14/23 (5)	2,704	$71,061
Carl N. Scibetta
	03/17/21 (2)	1,468	$38,579
	03/09/22 (3)	12,704	$333,861
	03/09/22 (4)	8,077	$212,264
	03/14/23 (5)	9,435	$247,952
Marc A. Chilton
	03/09/22 (3)	9,915	$260,566
	03/09/22 (4)	6,304	$165,669
	03/14/23 (5)	8,172	$214,760
Clifton E. Sifford
	03/17/21 (2)	1,252	$32,903

(1)	The value of the shares that have not vested was computed utilizing $26.28, the closing price of our common stock on Friday, February 2, 2024, the last trading day of Fiscal 2023.

(2)	Represents service-based RSUs granted on March 17, 2021 under the 2017 Equity Plan. These service-based RSUs vested on March 31, 2024.

(3)

Represents PSUs granted under the 2017 Equity Plan on March 9, 2022, which were earned based on our actual Diluted Net Income per Share for Fiscal 2022. These PSUs will vest on March 31, 2025, provided the Executive maintains continuous service with us through such date.

(4)

Represents service-based RSUs granted on March 9, 2022 under the 2017 Equity Plan. One-third of these awards vested on March 31, 2024 and the remaining two-thirds will vest on March 31, 2025, provided the Executive maintains continuous service with us through such date.

(5)

Represents service-based RSUs granted on March 14, 2023 under the 2017 Equity Plan. One-third of these awards will vest on March 31, 2025 and the remaining two-thirds will vest on March 31, 2026, provided the Executive maintains continuous service with us through such dates.

Option Exercises and Stock Vested

The following table sets forth for each Executive information with respect to the value realized upon the vesting of stock and stock units during Fiscal 2023.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized on
Name	Exercise	on Exercise	Vesting	Exercise (1)
Mark J. Worden	-	$-	31,116	$798,125
Patrick C. Edwards	-	$-	6,214	$159,389
Carl N. Scibetta	-	$-	23,728	$608,623
Marc A. Chilton	-	$-	16,409	$420,891
Clifton E. Sifford	-	$-	38,488	$1,012,905
W. Kerry Jackson	-	$-	23,722	$608,469

(1)

Amount was calculated by multiplying the number of shares that vested by the closing price of our common stock on the vesting date or, if not a trading day, the last trading day preceding the vesting date.

Equity Compensation Plan Information

The Compensation Committee administers and grants equity incentive awards under the 2017 Equity Plan, which was amended and restated with shareholder approval on June 20, 2023. The 2017 Equity Plan provides for the grant of incentive awards in the form of stock units, restricted stock, stock appreciation rights (“SARs”), stock options, and other equity-based awards to our employees, consultants, advisors and non-employee directors. A maximum of 3,470,398 shares of our common stock are available for issuance under the 2017 Equity Plan, inclusive of the 1,800,000 increase in shares approved by our shareholders on June 20, 2023.

Any shares of our common stock subject to an award under the 2017 Equity Plan that expires, is canceled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

The 2017 Equity Plan also provides that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2017 Equity Plan or otherwise, any unvested equity awards will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock, stock units or other equity-based awards that vested or any options or SARs that were exercised within one year of the time of the violation.

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2017 Equity Plan and our Employee Stock Purchase Plan. All information is as of February 3, 2024.

Number of Securities
	Number of Securities				Remaining Available
	To be Issued Upon		Weighted Average		for Future Issuance
	Exercise of Outstanding		Exercise Price of		(Excluding Securities
	Options, Warrants and		Outstanding Options,		Reflected in the
Plan Category	Rights		Warrants and Rights		First Column
Equity compensation plans approved by security holders (1)	425,129	(2)	$-	(3)	2,275,729	(4)
Equity compensation plans not approved by security holders (5)	-		-		-
Total	425,129	(2)	$-	(3)	2,275,729	(4)

(1)	Includes the 2017 Equity Plan and the Employee Stock Purchase Plan.

(2)

Represents shares that may be issued pursuant to outstanding RSUs and PSUs granted under the 2017 Equity Plan. The amount does not include the 279,926 PSUs (at maximum performance) that were not earned because the performance condition was not satisfied based on our Fiscal 2023 annual results.

(3)	The RSUs and PSUs, once vested, convert into shares of our common stock on a one-for-one basis for no additional consideration.

(4)

These shares include 2,175,298 shares available for future issuance under the 2017 Equity Plan. The number of shares available for future issuance under the 2017 Equity Plan includes the 279,926 shares underlying the PSUs that were not earned, as described in footnote 2 above. These shares also include 100,431 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Nonqualified Deferred Compensation and Retirement Plans

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 12 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

Nonqualified Deferred Compensation

In Fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•
On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.
•
Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid. As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.
•
The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.
•
While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.
•
Benefits are paid to participants upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.
•
Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

The following table sets forth, for each Executive that has chosen to participate in our nonqualified deferred compensation plan, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during Fiscal 2023, along with the ending account balance at February 3, 2024. Mr. Worden has chosen not to participate in this plan. Mr. Sifford is not eligible to participate in this plan, and Mr. Gast did not participate in the plan.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in Last	Aggregate Earnings in	Withdrawals and	Aggregate Balance at
	Last Fiscal Year (1)	Fiscal Year (2)	Last Fiscal Year (3)	Distributions	Last Fiscal Year End
Patrick C. Edwards	$30,571	$15,285	$17,943	$-	$148,370
Carl N. Scibetta	$51,825	$25,913	$104,341	$-	$1,150,412
Marc A. Chilton	$84,278	$22,474	$130,585	$-	$1,144,033
W. Kerry Jackson	$54,029	$27,014	$32,723	$(1,559,981)	$-

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for Fiscal 2023.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for Fiscal 2023.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Termination and Change in Control Arrangements

Former Executive Officers

During Fiscal 2023, two executive officers, Mr. Jackson and Mr. Gast, left the Company. Payments made to Mr. Gast upon his departure can be found in footnote 5 to the Summary Compensation Table on page 34 and no payments were made to Mr. Jackson upon his retirement.

Messrs. Worden, Edwards, Scibetta and Chilton

We have entered into employment and noncompetition agreements with Messrs. Worden, Edwards, Scibetta and Chilton. Mr. Worden’s amended and restated agreement is dated October 1, 2021; Mr. Edwards’ agreement is dated July 7, 2022; Mr. Scibetta’s agreement is dated December 4, 2012; and Mr. Chilton’s agreement is dated April 4, 2021. The agreement with each Executive, as amended, is similar in form and content; however, payments can vary by Executive and the nature of the termination. None of the agreements with our Executives obligate the Company to pay the Executives an excise tax gross-up payment upon a change in control.

The term of Mr. Worden’s agreement is through September 30, 2024; the term of Mr. Edwards’ agreement is through June 30, 2024; the term of the agreement for Mr. Scibetta is through January 31, 2025; and the term of Mr. Chilton’s agreement is through April 3, 2025 (such terms, including any extension, are referred to as the “Terms”). The agreements are subject to early termination as provided in the agreements. The agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term for Mr. Scibetta, and at least 30 days before the end of the then current Term for Mr. Worden, Mr. Edwards and Mr. Chilton. No such notification has been given by any party.

The agreements provide for an annual base salary and entitle the Executive to participate in the EICP, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in all employee benefit plans. Under each of the agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the agreements with Messrs. Worden, Edwards, and Chilton, “cause” is defined as any one or more of the following actions by the respective Executive:

•
failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

•
embezzlement, misappropriation or fraud, whether or not related to his employment with us;
•
conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude;
•
engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to us or our affiliates;
•
failure or refusal to comply with any lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom he reports, in the case of Mr. Edwards and Mr. Chilton and, or in the case of Mr. Worden, of our Board;
•
material breach of any of his obligations under the agreement;
•
material breach of our policies;
•
use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation;
•
engaging in any conduct tending to bring us into public disgrace or disrepute; or
•
for Mr. Edwards only, failure to work on a full-time basis in fulfilling his employment duties, except for periods in which he is absent for scheduled vacations, or for sickness, injury or other authorized leaves of absence.

Under the agreement with Mr. Scibetta, “cause” is defined as any one or more of the following actions by him:

•
conviction for a felony or other crime involving moral turpitude;
•
engaging in illegal conduct or gross misconduct which is injurious to us;
•
engaging in any fraudulent or dishonest conduct in Mr. Scibetta's dealings with, or on behalf of, us;
•
failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom Mr. Scibetta reports, if such failure or refusal continues for a period of 10 days after we deliver him a written notice stating the instructions which he has failed or refused to follow;
•
material breach of any of his obligations under the agreement;
•
material breach of our policies;

•
use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or
•
engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” under the agreements with Messrs. Edwards, Scibetta and Chilton is defined as the occurrence, without the Executive’s written consent, of a material reduction by us in the Executive’s base salary. “Good reason” also includes a material breach by the Company of the agreement for Mr. Edwards. “Good reason” under the agreement with Mr. Worden is defined as the occurrence, without Mr. Worden’s consent, of any one or more of the following: (a) a material reduction by us in his base salary; (b) our assignment to him of a position or duties that constitute a material, adverse diminution of his title, authority or duties (other than temporarily while he is unable to perform his duties because of a physical or mental injury or illness); (c) our relocation of his principal place of employment to a location that is more than thirty (30) miles from the Company office at which he was principally based immediately prior to such relocation; (d) the failure of any successor or assign to assume the obligations as set forth in the agreement; or (e) a material breach of the agreement by us.

Notwithstanding any other provision of the agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

The benefits granted to each Executive under the agreements and the 2017 Equity Plan are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to engage in (including being employed by, working for, consulting with or rendering services to) any competing business in a prohibited capacity for a period of one year, or 18 months in the case of Mr. Worden, following termination of the Executive’s employment under the agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2017 Equity Plan.

The following tables set forth the estimated payments Messrs. Worden, Edwards, Scibetta and Chilton would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 3, 2024, the last day of our most recently completed fiscal year.

Mark J. Worden
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change in
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Cash severance (1)	$-	$3,375,000	$-	$4,500,000
Out-placement services (3)	-	10,000	-	10,000
Medical and dental benefits (4)	-	52,900	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	2,298,354	2,704,527	-	2,704,527
Total	$2,298,354	$6,142,427	$-	$7,267,427

Patrick C. Edwards
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change in
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Cash severance (1)	$-	$366,000	$-	$549,000
Medical and dental benefits (4)	-	35,300	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	195,223	133,897	-	232,552
Total	$195,223	$535,197	$-	$834,452

Carl N. Scibetta
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change in
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (2)	$-	$349,250	$-	$-
Cash severance (1)	-	952,500	-	1,968,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	52,900	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	706,330	498,794	-	832,656
Total	$706,330	$1,853,444	$-	$2,856,556

Marc A. Chilton
				Qualifying
				Termination
		Without Cause or	For Cause or by	Following a
	Death or	by Employee for	Employee Without	Change in
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (2)	$-	$302,500	$-	$-
Cash severance (1)	-	825,000	-	1,705,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	52,900	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	542,403	380,429	-	640,995
Total	$542,403	$1,560,829	$-	$2,401,395

(1)

For Mr. Worden, the cash severance for termination without cause or by Mr. Worden for good reason would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 150% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs. Following a change in control and upon a qualifying termination of Mr. Worden, the cash severance would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 200% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs. In this table, the annual base salary is equivalent to the Executive's base salary as of February 3, 2024.

For Mr. Edwards, the cash severance for termination without cause or by Mr. Edwards for good reason would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 100% of his base salary at the highest rate in effect at any time during the six months immediately preceding his employment termination date. If within two years following a change in control, Mr. Edwards is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days after a release agreement with the Company becomes effective in an amount equal to 150% of Mr. Edwards’ base salary at the highest rate in effect at any time during the six months immediately preceding his employment termination date.

For Messrs. Scibetta and Chilton, the cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. If within two years following a change in control, Mr. Scibetta or Mr. Chilton is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of Mr. Scibetta’s or Mr. Chilton’s current base salary for the fiscal year in which the qualifying termination occurs.

(2)

The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of Messrs. Scibetta’s and Chilton’s current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary as of February 3, 2024.

(3)

We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control for Messrs. Scibetta and Chilton. For Mr. Worden, we will provide out-placement services at a cost not to exceed $10,000 in the event of a qualifying termination following a change in control or in the event he is terminated by us without cause or by him for good reason.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, Mr. Worden would be paid an amount equal to 18 times the monthly COBRA premium rate within 30 days after a release agreement with the Company becomes effective. In the case of Mr. Edwards, within 30 days after a release agreement with the Company becomes effective, he would be paid an amount equal to 12 times the monthly COBRA premium rate upon a termination without cause or by him for good reason and an amount equal to 18 times the monthly COBRA premium rate upon a qualifying termination following a change in control. In the cases of Messrs. Scibetta and Chilton, each would be paid in a lump sum within 30 days of termination an amount equal to 18 times the monthly COBRA premium rate.

Based on current healthcare benefits in place, the monthly COBRA premium rate for each of these Executives is calculated using the COBRA rate for a family.

(5)

The 2017 Equity Plan, under which our RSUs and PSUs outstanding on February 3, 2024 were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of the Executive’s PSUs based on our actual performance, measured as of the later of the date the Compensation Committee determines the level of achievement of the performance goals for such PSUs and the date of death or disability, as well as full, immediate vesting of all RSUs. In this example, the value was calculated by taking the sum of (i) the number of unvested PSUs determined to have been earned based on performance held by each Executive on February 3, 2024, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and February 3, 2024 and the denominator of which is the number of months in the vesting period; plus (ii) the number of unvested service-based RSUs held by each Executive on February 3, 2024, and then multiplying the result by $26.28, the closing price of our common stock on February 2, 2024, the last trading day of Fiscal 2023.

(6)

The award agreements for the service-based RSUs granted to each Executive provide for immediate vesting upon a termination of the Executive without cause or by the Executive for good reason. Any outstanding unvested PSUs are forfeited upon a termination of the Executive without cause or by the Executive for good reason, except for Mr. Worden. For Mr. Worden, any unvested PSUs that have been earned based on our actual performance and thus are subject solely to service-based vesting restrictions would immediately vest upon his termination without cause or by him for good reason. In this example, the value was calculated by multiplying $26.28, the closing price of our common stock on February 2, 2024, the last trading day of Fiscal 2023, by the number of service-based RSUs granted to the Executive and, in the case of Mr. Worden, the PSUs earned by him that were subject solely to service-based vesting restrictions and that were unvested and held by such Executive on February 3, 2024.

(7)

The award agreements for PSUs and service-based RSUs outstanding as of February 3, 2024 provide that if the PSUs and service-based RSUs are not continued, assumed or replaced in connection with a change in control, or upon a qualifying termination of the Executive following a change in control, such PSUs and service-based RSUs will fully vest. In this example, the value was calculated by multiplying $26.28, the closing price of our common stock on February 2, 2024, the last trading day of Fiscal 2023, by the sum of the number of unvested RSUs and the number of unvested PSUs held by each Executive on February 3, 2024.

Mr. Sifford

On September 30, 2021, we entered into a letter agreement with Mr. Sifford (the "Letter Agreement") governing his employment as our Executive Vice Chairman. The Letter Agreement does not provide for any payments upon Mr. Sifford’s termination or upon a change in control, but does contain non-competition, non-solicitation and non-disparagement provisions to which Mr. Sifford is subject during the term of the Letter Agreement and for 12 months after the termination of his employment with the Company for any reason, as well as customary confidentiality provisions.

As of February 3, 2024, Mr. Sifford held 1,252 service-based RSUs granted to him on March 17, 2021 under the 2017 Equity Plan when he was serving as our Chief Executive Officer. These service-based RSUs vested on March 31, 2024. However, these RSUs would have vested upon a termination of his employment due to his death or disability, by the Company without cause or by Mr. Sifford for good reason under the terms of the award agreement governing these RSUs.

Pay Versus Performance Compensation Table

For Fiscal 2023, Fiscal 2022, Fiscal 2021, and Fiscal 2020, the following table sets forth a comparison of amounts disclosed in the Summary Compensation Table (“SCT”) for our Executives to the total compensation actually paid (“CAP”) to our Executives, calculated in accordance with the SEC’s guidelines, and a comparison of the Company’s total shareholder return (“TSR”) to a peer group TSR and certain other financial performance metrics.

	SCT total in	CAP in year	SCT total in	CAP in year	Average SCT	Average CAP	Value of initial		Net	Diluted
	year holding	holding PEO	year holding	holding PEO	total for non-	to non-PEO	fixed $100		Income	Net
Year	PEO Office	Office	PEO Office	Office	PEO named	named	investment		(In	Income
	(Worden)	(Worden)	(Sifford)	(Sifford)	executive	executive	based on:		Millions)	per
	(1)	(1)	(1)	(1)	officers	officers	Our	Peer		Share
					(2)	(2)	TSR	group		(4)
								TSR (3)

(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$3,450,895	$2,076,755	N/A	N/A	$932,794	$505,613	$154	$167	$73.3	$2.68
2022	$4,007,544	$3,633,987	N/A	N/A	$1,377,243	$1,200,218	$158	$123	$110.1	$3.96
2021	$2,181,767	$3,084,893	$1,850,691	$2,549,441	$1,224,336	$1,563,415	$187	$145	$154.9	$5.42
2020	N/A	N/A	$1,558,095	$1,701,732	$1,034,246	$1,258,067	$132	$138	$16.0	$0.56

The charts that follow set forth the calculation of CAP for our PEO and non-PEO Executives for Fiscal 2023. In the years presented, we did not issue any stock options and no Executives received any pension benefits.

(1)
On March 18, 2021, the Board unanimously elected Mr. Worden as our next President and Chief Executive Officer and our principal executive officer (“PEO”), effective September 30, 2021. Mr. Worden succeeded Mr. Sifford, who stepped down as our Chief Executive Officer effective September 30, 2021 and continues to serve in the role of Vice Chairman of the Board. In Fiscal 2021, the year of transition, the table above reflects the total compensation set forth in the SCT and the CAP for the full fiscal year for both Executives.

The following chart reconciles the total compensation set forth in the SCT to the CAP in Fiscal 2023 for Mr. Worden.

Mr. Worden
2023
SCT - Total	$3,450,895
Less: Grant Date Fair Value of Current Year Awards	(2,124,843)
Add: Fair Value of Unvested Current Year Awards	898,119
Add: Fair Value of Unvested Prior Year Awards	1,806,408
Less: Prior Year Fair Value of Unvested Prior Year Awards	(1,894,392)
Add: Value at Vest of Prior Year Awards Vesting in Current Year	798,125
Less: Prior Year Fair Value of Awards Vesting in Current Year	(857,557)
CAP	$2,076,755

(2)

The following chart reconciles the total compensation set forth in the SCT to the CAP for Fiscal 2023 for each Executive other than Mr. Worden. We have separately identified the persons holding the position of Chief Financial Officer (Mr. Edwards), Chief Merchandising Officer (Mr. Scibetta), and Chief Operating Officer (Mr. Chilton) as of our Fiscal 2023 year end. Executives in “Other” include Messrs. Sifford, Jackson and Gast.

Fiscal 2023	Edwards	Scibetta	Chilton	Other	Average
SCT - Total	$494,152	$1,375,479	$1,132,192	$2,594,941	$932,794
Less: Grant Date Fair Value of Current Year Awards	(168,121)	(586,634)	(508,119)	(1,145,928)	(401,467)
Add: Fair Value of Unvested Current Year Awards	71,061	247,952	214,760	-	88,962
Add: Fair Value of Unvested Prior Year Awards	161,491	584,704	426,235	32,903	200,889
Less: Prior Year Fair Value of Unvested Prior Year Awards	(169,356)	(613,182)	(446,996)	(34,505)	(210,673)
Less: Prior Year Fair Value of Forfeited Prior Year Awards	-	-	-	(636,471)	(106,079)
Add: Value at Vest of Current Year Awards Vesting in Current Year	-	-	-	201,390	33,565
Add: Value at Vest of Prior Year Awards Vesting in Current Year	159,389	608,623	420,891	1,419,984	434,815
Less: Prior Year Fair Value of Awards Vesting in Current Year	(171,258)	(653,944)	(452,232)	(1,525,721)	(467,193)
CAP	$377,358	$962,998	$786,731	$906,593	$505,613

(3)
The selected peer group is the Nasdaq US Benchmark Retail TR I- Ticker: NQUSB4040T. This benchmark index has historically been the peer group used in our TSR performance graph included in our annual report to shareholders, including the annual report to shareholders for the fiscal year ended February 3, 2024.
(4)
Diluted Net Income per Share, which was the performance measure utilized for our PSUs granted in Fiscal 2023, was selected as our most important financial measure. PSUs comprise the largest portion of Mr. Worden’s Fiscal 2023 target compensation (Base salary 23%, EICP 29%, PSUs 29%, and RSUs 19%) and averaged approximately 20% of the total target compensation for Messrs. Edwards, Scibetta, and Chilton in Fiscal 2023.

Comparison of CAP to Company TSR

CAP VS. COMPANY TSR
CAP (In Thousands)
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
TSR- Value of Initial Fixed $100 Investment
$200
$150
$100
$50
$-
2020
2021
2022
2023
PEO CAP (1)
Avg. Non-PEO CAP
SCVL TSR

(1)
PEO CAP is Mr. Sifford’s CAP in Fiscal 2020 and Mr. Worden’s CAP in Fiscal 2021, Fiscal 2022 and Fiscal 2023.

Over the four years presented in the Pay Versus Performance Compensation Table, an initial $100 investment at the beginning of this period would be worth $154 at the end of the period, a 54% return. Over this same period, the CAP to our PEO increased 22% and the average CAP to our non-PEO Executives decreased 60%. In Fiscal 2023, no annual cash incentives were earned by our Executives and none of the PSUs granted to our Executives for Fiscal 2023 were earned. Other factors impacting CAP over this four-year period are the approach taken on compensation in Fiscal 2020, as impacted by the COVID-19 pandemic, the mix of Executives in each year and stock price volatility.

•
The total compensation reported in the SCT for Mr. Sifford, our former PEO, was $1.6 million in Fiscal 2020 compared to $2.4 million in Fiscal 2019 and $2.6 million in Fiscal 2018. Mr. Sifford’s total compensation disclosed in the SCT in Fiscal 2020 was lower than this historical trend due to the impact the COVID-19 pandemic had on our business and the approach taken by the Compensation Committee on compensation in that year, especially regarding short-term cash incentives and long-term equity-based incentives. Had Mr. Sifford’s total compensation disclosed in the SCT in Fiscal 2020 been more consistent with these previous two years, the CAP to our PEO would have been lower in Fiscal 2023 compared to Fiscal 2020.
•
With respect to the changing mix of Executives impacting CAP, our non-PEO Executives included Mr. Worden and Mr. Timothy Baker, our former Executive Vice President and Chief Retail Operations Officer, in Fiscal 2020 and includes Mr. Chilton and Mr. Edwards in Fiscal 2023. The CAP to Mr. Worden and Mr. Baker in Fiscal 2020 totaled $2.9 million; the CAP to Mr. Chilton and Mr. Edwards in Fiscal 2023 totaled $1.2 million. Also, upon Mr. Jackson’s retirement from the Company in Fiscal 2023, his equity awards were forfeited, which lowered the CAP in Fiscal 2023.
•
During Fiscal 2020, our stock price increased 31% ($17.93 to $23.50); during Fiscal 2021, our stock price increased 41% ($23.50 to $33.04); during Fiscal 2022 our stock price decreased 17% ($33.04 to $27.56); and during Fiscal 2023 our stock price decreased 5% ($27.56 to $26.28). Based on the level of equity-based awards held by our Executives, this volatility had a significant impact on CAP in these years.

In Fiscal 2023 compared to Fiscal 2022, the total CAP to all Executives identified in the SCT decreased 39%, as impacted by a 43% decrease in the CAP to Mr. Worden and a 37% decrease in the total CAP to the other Executives. Our TSR decreased $4, or 7%, in Fiscal 2023 (a $54 total return by the end of Fiscal 2023 compared to a $58 total return at the end of Fiscal 2022).

In Fiscal 2022 compared to Fiscal 2021, the total CAP to all Executives identified in the SCT decreased 37%, as impacted by an 18% increase in the CAP to Mr. Worden, a 26% decrease in the total CAP to the other Executives, and the removal of Mr. Sifford and Mr. Baker from the SCT in Fiscal 2022. Our TSR decreased $29, or 33%, in Fiscal 2022 (a $58 total return by the end of Fiscal 2022 compared to an $87 return at the end of Fiscal 2021). The increase in Mr. Worden’s CAP in Fiscal 2022 was primarily due to his in-year promotion to PEO in Fiscal 2021 and the peer group compensation analysis performed by the Compensation Committee’s compensation consultant, Pearl Meyer, in connection with setting Fiscal 2022 Executive compensation.

In Fiscal 2021 compared to Fiscal 2020, the total CAP to all Executives increased 100% (75% for Mr. Worden, 50% for Mr. Sifford and 139% for the other Executives) compared to Fiscal 2020. Our TSR in Fiscal 2021 increased $55, or 172% (an $87 return at the end of Fiscal 2021 compared to a $32 return at the end of Fiscal 2020). In Fiscal 2021, Mr. Baker’s employment with us ended. Pursuant to agreements that were in effect and/or executed at the time of his planned departure, he was paid $925,699, which increased the CAP to non-PEO Executives in that year.

Comparison of CAP to Net Income and Diluted Net Income Per Share ("EPS")

Compared to Fiscal 2020, our Net Income and EPS in Fiscal Years 2021, 2022, and 2023 have increased substantially given that Fiscal 2020 was significantly impacted by the COVID-19 pandemic and the temporary closure of our physical stores in that year.

In Fiscal 2023 compared to Fiscal 2022, Net Income and EPS decreased 33% and 32%, respectively, and the total CAP to all Executives decreased 39%. While our Net Income and EPS were down year over year, our long-term term strategies have resulted in significant growth. Over these four years and, thus, since Fiscal 2019, our EPS increased 84%, Gross Profit margin expanded 570 basis points, and Net Sales grew 13%.

In Fiscal 2022 compared to Fiscal 2021, Net Income and EPS decreased 29% and 27%, respectively, and the total CAP to all Executives decreased 37%. Due, in part, to the amount of government stimulus injected into the economy, our financial results set all-time records in Fiscal 2021 and Fiscal 2022 was only surpassed by the record results in Fiscal 2021.

Net Income and Diluted Net Income per Share had substantial increases of over 850% in Fiscal 2021 compared to Fiscal 2020, while the total CAP to all Executives increased 100% over the same period.

Comparison of Company TSR to Peer Group TSR (Nasdaq U.S. Benchmark Retail TR I- Ticker: NQUSB4040T)

Over this four-year period, the value of an initial $100 fixed investment in our stock would be worth $154 at the end of the period, compared to a $167 value for an investment in the peer group, which includes retailers much larger than we are. Our TSR includes a 7% decrease in Fiscal 2023 compared to Fiscal 2022 ($54 of return at the end of Fiscal 2023 compared to $58 at the end of Fiscal 2022) and a peer group TSR increase of 191% (a $67 return at the end of Fiscal 2023 compared to a $23 return at the end of Fiscal 2022). After a three-year period of above peer group performance, our TSR was lower than the peer group at the end of Fiscal 2023.

In Fiscal 2022 compared to Fiscal 2021, our TSR decreased 33% ($58 of return at the end of Fiscal 2022 compared to $87 at the end of Fiscal 2021) and our peer group TSR decreased 49% (a $23 return at the end of Fiscal 2022 compared to a $45 return at the end of Fiscal 2021).

In Fiscal 2021 compared to Fiscal 2020, our TSR increased approximately 8 times the increase in TSR of our peer group. We believe our response to the pandemic where we re-opened stores quickly, maintained vendor relationships, and increased the use of customer relationship management tools allowed for us to grow market share compared to the broader index.

Our TSR lagged the peer group in Fiscal 2020. We believe this was due to the impact of COVID-19 on our business compared to our peer group, which contains essential retail businesses that were not forced to close physical stores during the pandemic and other retailers with a more established on-line presence.

Tabular Presentation of Our Most Important Performance Measures

The four items listed below represent the most important performance metrics we used to determine CAP for Fiscal 2023, as further described in our Compensation Discussion and Analysis within the sections titled “Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2023 Outcomes ― Annual Cash Incentives under the EICP” and “―Long-Term Equity-Based Incentives under the 2017 Equity Plan.”

Most Important Performance Measures
● Diluted Net Income per Share
● Operating Income
● Net Sales
● Comparable store sales

Diluted Net Income per Share is the single performance measure for PSUs issued in each of the last three fiscal years. Operating Income is the single performance measure for our EICP in each of the last three fiscal years. Net Sales and comparable store sales are two of our most important financial performance measures that drive both Diluted Net Income per Share and Operating Income.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark J. Worden, our Chief Executive Officer (our “CEO”).

For Fiscal 2023, our last completed fiscal year:

•
the median of the annual total compensation of all employees of our Company (other than our CEO) was $18,919; and
•
the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $3,450,895.

Based on this information, for Fiscal 2023, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 182:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total taxable compensation during calendar year 2023 of 5,400 members of our workforce, including full-time, part-time, temporary and seasonal employees, other than our CEO, who were employed on December 23, 2023. The date selected aligns with the period for which total taxable compensation used to identify our median employee was calculated.

For purposes of determining the total taxable compensation for each employee, we included the amount of base salary or wages the employee received during the calendar year, the amount of any cash incentives paid to the employee in that year (which includes annual cash incentives that are generally paid in March for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did annualize the pay for any full-time or part-time employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Executives for purposes of the Summary Compensation Table. The total compensation of our median employee, a part-time store lead, was determined to be $18,919. This total compensation amount for our median employee was then compared to the total compensation of our CEO. Our method for identifying the median employee was unchanged from Fiscal 2022.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Supplemental Pay Ratio

Because of the nature of our business in the retail industry, many part-time, temporary and seasonal employees are hired for very short amounts of time during our peak sales periods. The SEC rules do not allow for companies to annualize the compensation paid to temporary or seasonal employees or to make a full-time equivalent adjustment for part-time employees. As of December 23, 2023, approximately 56% of the members of our workforce were part-time, temporary or seasonal employees. As a result, we believe that measuring the compensation paid to our median full-time employee more accurately reflects our pay practices relative to the compensation of our CEO. Excluding all part-time, temporary and seasonal employees, we had 2,385 full-time employees as of December 23, 2023. Using the same methodology described above, we identified our median full-time employee for Fiscal 2023. The total annual compensation of our median full-time employee was $36,883 for Fiscal 2023. Based on this information, for Fiscal 2023, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median full-time employee was 94:1.

DIRECTOR COMPENSATION

Non-Employee Directors

Our non-employee directors receive the following:

Annual Cash Retainer	$70,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (Including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Independent Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears. No separate fees are paid to our non-employee directors for attendance at Board or Committee meetings. In addition to these cash payments, our non-employee directors received restricted shares valued at approximately $80,000 as of the date of grant under the 2017 Equity Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders. The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended February 3, 2024.

			All Other
	Fees Earned or	Stock Awards	Compensation
Name (1)	Paid in Cash	(2)	(3)	Total
James A. Aschleman	$102,500	$80,001	$804	$183,305
Andrea R. Guthrie	$100,000	$80,001	$804	$180,805
Diane E. Randolph	$82,500	$80,001	$804	$163,305
Charles B. Tomm	$117,500	$80,001	$804	$198,305

(1)

Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors ― Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 13 to the Notes to Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.

Each non-employee director then in office was awarded 3,653 shares of restricted stock under the 2017 Equity Plan on June 20, 2023, with a grant date fair value of $80,001 based on the closing market price of our common stock on that day and those shares vested on January 2, 2024. As of February 3, 2024, no shares of restricted stock were held by any of our non-employee directors.

Stock Ownership Guidelines for Non-Employee Directors

We believe the stock ownership guidelines further serve to align the interests of our non-employee directors with those of our shareholders.

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017 and March 2021, our non-employee directors are required to own shares valued at five times their annual Board cash retainer. For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership requirements.

Unless otherwise determined by the Compensation Committee, until a non-employee director has reached his or her ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination. The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually. The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2024 meeting, using a valuation date of February 3, 2024, our Fiscal 2023 year end. Of our current non-employee directors, Ms. Guthrie and Messrs. Aschleman and Tomm met the ownership requirements, as amended, as of that valuation date.

Employee Directors

J. Wayne Weaver

On January 15, 1993, we entered into a noncompetition agreement with Mr. Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Clifton E. Sifford

The compensation paid during Fiscal 2023 to our Executive Vice Chairman of the Board, Clifton E. Sifford, is included in the Summary Compensation Table.

Mark J. Worden

The compensation paid during Fiscal 2023 to our President and Chief Executive Officer and director, Mark J. Worden, is included in the Summary Compensation Table.

PROPOSAL NO. 3

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal 2024 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee. A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2024.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for Fiscal 2023 and Fiscal 2022 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2023	2022
Audit fees (1)	$820,289	$768,148
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees (2)	$1,895	$1,895

(1)

Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, as well as fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting and incorporating the audited financial statements into new and open registration statements filed on Form S-8.

(2)	All other fees represent fees for accounting research tools.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chair of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For Fiscal 2023, all non-audit services included above were pre-approved. The aggregate amount of all such non-audit services constituted approximately 0.2% of the total fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. Deloitte, the Company's independent registered public accounting firm, is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable requirements of the PCAOB and the SEC. This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2024, as filed with the SEC.

Audit Committee
Charles B. Tomm (Chair)
James A. Aschleman
Andrea R. Guthrie

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Code of Ethics, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During Fiscal 2023, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 5, 2024, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive listed in the Summary Compensation Table for Fiscal 2023, by each non-employee director and director nominee and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All percentages in the table are based on 27,158,322 shares of our common stock outstanding on April 5, 2024.

		Number of Shares	Percent of
Name	Note	Beneficially Owned	Class
J. Wayne Weaver and Delores B. Weaver	(1)	8,887,873	32.7%
Clifton E. Sifford		291,959	1.1%
Mark J. Worden		73,936	*
Patrick C. Edwards		8,896	*
Carl N. Scibetta		69,597	*
Marc A. Chilton		16,247	*
W. Kerry Jackson	(2)	214,210	*
Erik D. Gast		0	*
James A. Aschleman		12,810	*
Andrea R. Guthrie		22,573	*
Diane E. Randolph		7,510	*
Charles B. Tomm	(3)	32,294	*
All current executive officers and directors as a group (10 persons)		9,423,695	34.7%
BlackRock, Inc.** 50 Hudson Yards New York, NY 10001	(4)	2,988,067	11.0%
Dimensional Fund Advisors LP** Building One 6300 Bee Cave Road Austin, TX 78746	(5)	2,167,824	8.0%
Copeland Capital Management, LLC** 161 Washington St, Suite 1325 Conshohocken, PA 19428	(6)	1,476,733	5.4%
The Vanguard Group** 100 Vanguard Blvd Malvern, PA 19355	(7)	1,367,806	5.0%

* Less than 1%.

**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)

J. Wayne and Delores B. Weaver are husband and wife. Their mailing address is 7500 East Columbia Street, Evansville, Indiana 47715. Mr. Weaver individually owns 3,888,029 shares and Mrs. Weaver individually owns 4,999,844 shares.

(2)	Represents Mr. Jackson's shares outstanding on April 24, 2023, which was his last day as an executive officer.

(3)	Includes 2,000 shares held by Mr. Tomm's spouse.

(4)

BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 2,935,836 shares and sole dispositive power with respect to 2,988,067 shares. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Advisors, LLC; Aperio Group, LLC; Blackrock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; and BlackRock Fund Managers Ltd; and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(5)

Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 2,136,793 shares and sole dispositive power with respect to 2,167,824 shares. All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares. These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts

(6)	Copeland Capital Management, LLC is a registered investment advisor and has sole voting power with respect to 1,182,667 shares and shared dispositive power with respect to 1,476,733 shares

(7)

The Vanguard Group is a registered investment advisor and has shared voting power with respect to 14,899 shares, sole dispositive power with respect to 1,336,168 shares and shared dispositive power with respect to 31,638 shares. Vanguard's clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares of our common stock.

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2025 annual meeting of shareholders pursuant to SEC Rule 14a-8 is January 14, 2025.

In order to be considered at the 2025 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board or to propose any other business to be brought before the annual meeting, the shareholder must be entitled to vote at the meeting and must give timely written notice of the nomination or proposed business to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal office by the close of business not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made of the date of such meeting. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 28, 2025.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc. Board, c/o Lead Independent Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report, the Report of the Audit Committee and the disclosure under “Executive Compensation – Pay Versus Performance Compensation Table” shall not be incorporated by reference in any such filings. The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORT

Our Annual Report to Shareholders for Fiscal 2023 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 as filed with the SEC, including the financial statements but excluding exhibits, may be obtained without charge upon written request. Requests should be directed to Investor Relations at Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

3. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2024. 01 - Charles B. Tomm For Against Abstain 1 U P X 02 - Mark J. Worden For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03ZBQC 2. To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers. For Against Abstain When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card Note: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the annual meeting of shareholders and any adjournment(s) or postponement(s) thereof. A Proposals — The Board recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SCVL or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SCVL Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 P.M., EDT, on June 24, 2024. Your vote matters – here’s how to vote!

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on June 25, 2024. The notice of annual meeting of shareholders, proxy statement and annual report to shareholders are available at: www.envisionreports.com/SCVL. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCVL • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — Shoe Carnival, Inc. Proxy Solicited on Behalf of The Board For The Annual Meeting of Shareholders to be held on June 25, 2024 The undersigned appoints Mark J. Worden and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. that the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Shoe Carnival, Inc. Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina 29715 on Tuesday, June 25, 2024, at 9:00 a.m., EDT, or at any adjournment or postponement thereof, on the matters shown on the reverse side of this card and, in their judgment and discretion, on such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of each of the nominees listed under Proposal 1 and FOR Proposals 2 and 3. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) Non-Voting Items C Change of Address — Please print new address below.